AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  MAY 21, 2008
REGISTRATION NO. 333-150421

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMARILLO BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Texas	2834	75-1974352
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

4134 Business Park Drive
Amarillo, Texas 79110-4225
(806) 376-1741
(Address and telephone number of principal executive offices)

4134 Business Park Drive
Amarillo, Texas 79110-4225
(806) 376-1741

(Name, address and telephone number of agent for service)

Copies to:

Darrin Ocasio, Esq.
David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

(COVER CONTINUES ON FOLLOWING PAGE)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
☐ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated filer
☒ Smaller reporting company

    CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	10,024,198	$0.32	$3,207,743.36	$126.06	*

* Previously paid.

(1) Relates to common stock, of Amarillo Biosciences, Inc., offered by the selling stockholders. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Over The Counter Bulletin Board on April 21, 2008, which was $0.32 per share.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED MAY 21, 2008

AMARILLO BIOSCIENCES, INC.
OTC Bulletin Board trading symbol:  AMAR
10,024,198 Shares of Common Stock

This prospectus relates to the public offering of up to 10,024,198 shares of our common stock, par value $.01 per share, by the selling stockholders. Of these shares, 4,000,000 are issuable upon conversion of 1,000 shares of our 10% Series A Convertible Preferred Stock (“Series A Preferred Stock”), 4,000,000 are issuable upon the exercise of our Series A warrants at an exercise price of $.30 per share, (“Series A Warrants”), and 84,198 are shares of common stock which have been issued as a dividend on the Series A Convertible Preferred Stock. The Series A Preferred Stock and Series A Warrants were issued to the selling stockholders in a private placement. These 8,084,198 shares represent approximately 32.99% of our “public float”. This prospectus also relates to 640,000 shares of our common stock issuable upon the exercise of warrants issued to MidSouth Capital Markets Group, Inc. (“MidSouth”), the placement agent in the private placement. The shares issuable upon conversion of the warrants issued to MidSouth represent approximately 2.61% of our “public float”. The remaining 1,300,000 shares are being registered pursuant to other transactions entered into by the Company with certain selling shareholders. These shares represent 5.30% of the “public float” of the Company. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholders. We will pay the expenses of registering these shares.

Investment in the shares involves a high degree of risk.  You should consider carefully the risk factors beginning on page 16 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is quoted on the OTC Bulletin Board and trades under the symbol "AMAR".   The last reported sale price of our common stock on the OTC Bulletin Board on May 19, 2008, was approximately $0.31 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2008.

AMARILLO BIOSCIENCES, INC. HAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE.  BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES.  THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

AMARILLO BIOSCIENCES INC. HAS NOT AUTHORIZED ANYONE, INCLUDING ANY SALESPERSON OR BROKER, TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING, AMARILLO BIOSCIENCES INC., OR THE SHARES THAT IS DIFFERENT FROM THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.  YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT TO THIS PROSPECTUS, IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THIS PROSPECTUS OR ANY SUPPLEMENT TO IT.

IN THIS PROSPECTUS, REFERENCES TO "AMARILLO," "THE COMPANY," "WE," "US," AND "OUR," REFER TO AMARILLO BIOSCIENCES, INC.

AMARILLO BIOSCIENCES, INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

Prospectus Summary

General

We are a Texas corporation formed in 1984, and are engaged in developing biologics for the treatment of human and animal diseases. We focus our research on human health indications for the use of low-dose orally administered natural human interferon alpha, particularly for Behcet’s disease and oral warts in HIV+ patients.

We own or have licensed eleven issued United States patents relating to the use or composition of low-dose oral natural interferon alpha and one patent on the dose formulation of our dietary supplement. We have filed with the U.S. Food and Drug Administration (“FDA”), and there now are in effect, six Investigational New Drug (“IND”) Applications covering indicated uses for low-dose oral interferon alpha, including treatment of Behcet’s disease, oral warts in HIV+ patients, chronic cough and hepatitis C virus infection.

We have not generated any significant revenues since inception in 1984. We have a history of losses and we expect to incur losses for the foreseeable future. For the three months ended March 31, 2008, and March 31, 2007, we had revenues of $888 and $40,534, respectively, and incurred net losses of $640,092 and $745,206, respectively. For the fiscal years ended December 31, 2007 and 2006, we had revenues of $70,069 and $133,942, respectively, and incurred net losses of $2,506,073 and $2,777,661, respectively. As a result of recurring losses from operations and our need to raise additional financing in order to execute our 2007 plan of operations, our auditors, in their reports dated March 17, 2008 and  February 26, 2007 have expressed substantial doubt about our ability to continue as a going concern.

Our Corporate Information

Amarillo Biosciences, Inc. was incorporated in June 1984 in the State of Texas under the name of Amarillo Cell Culture Company, Incorporated. In May 1996, we changed our name to Amarillo Biosciences, Inc. Our principal executive offices are located at 4134 Business Park Drive, Amarillo, Texas 79110. Our Telephone number is (806) 376-1741. Our website address is www.amarbio.com. Information contained on, or that can be accessed through, our website is not part of the prospectus.

About This Offering

Pursuant to a Securities Purchase Agreement, dated January 8, 2008, as amended on February 15, 2008 (as amended, the “Purchase Agreement”), we issued to Firebird Global Master Fund Ltd. (“Firebird”) in a private placement 1,000 shares of our Series A 10% Convertible Preferred Stock for a purchase price of $1,000,000. The Series A Preferred Stock is convertible into 4,000,000 shares of our Common Stock. We also issued to Firebird a Warrant to purchase up to 4,000,000 shares of our common stock exercisable at a price of $0.30 per share, for a term of five years (“Series A Warrants”). The closing of the sale of the Series A Preferred Stock under the Purchase Agreement occurred on January 8, 2008. The Purchase Agreement contemplated a “Second Closing” to occur on or before March 15, 2008, for the sale of up to an additional 1,500 shares of Series A Preferred Stock. The Second Closing did not occur.

Holders of the Series A Preferred Stock are entitled to receive cumulative dividends, payable quarterly on January 1, April 1, July 1, and October 1, at the rate per share (as a percentage of stated value) of 10% per annum. Dividends are payable, at the discretion of the Company, in cash or common stock, valued at 90% of the average of the two lowest volume weighted average prices for the 5 five consecutive trading days immediately prior to the dividend payment date.

On April 1, 2008, in accordance with the terms of the Series A Preferred Stock, we issued to Firebird, as a dividend on the Series A Preferred Stock, 84,198 shares of our common stock, valued at $23,055.56.

Pursuant to the Registration Rights Agreement entered into in connection with the Purchase Agreement, as amended, we are required to file a registration statement covering the shares of common stock underlying the Series A Preferred Stock and Series A Warrants, and issuable as dividends on the Series A Preferred Stock, in an amount permissible under Rule 415 under the Securities Act of 1933, as amended, by April 25, 2008, and to use our best efforts to have the registration statement declared effective by the Commission by August 23, 2008. The registration statement was timely filed on April 25, 2008. In the event that the registration statement is not timely declared effective, we will be subject to liquidated damages.

This prospectus includes the (i) 4,000,000 shares issuable upon conversion of the Series A Preferred Stock issued to Firebird, (ii) 4,000,000 shares issuable upon exercise of Series A Warrants issued to Firebird, and (iii) 84,198 shares of common stock issued to Firebird as a dividend on the Series A Preferred Stock. These 8,084,198 shares represent 32.99% of the shares held by stockholders other than officers, directors and affiliates (the “public float”).

We paid MidSouth Capital Markets Group, Inc. (“MidSouth”), the selling/placement agent in the private placement, a cash fee of $80,000. We also issued to MidSouth warrants to purchase 640,000 shares of our common stock on the same terms and conditions as the warrants issued to Firebird. The cash fee was paid, and the warrants were issued to MidSouth pursuant to an agreement entered into with MidSouth in September 2007 (the “MidSouth September 2007 Agreement”) to engage MidSouth to act as our placement agent in connection with a future private placement. Pursuant to the MidSouth September 2007 Agreement, MidSouth was to receive for its services (i) a cash fee equal to 8% of the principal amount sold to any investors identified or introduced by MidSouth, and (ii) a warrant to purchase shares of our common stock equal to 8% of the number of common shares to be issued on an as converted basis in the private placement, with an exercise price of $.30 per share and exercisable for 5 years from the date of issuance. The 640,000 shares issuable upon exercise of the warrants issued to MidSouth represent 2.61% of the “public float” of the Company. These 640,000 shares are included in this prospectus.

In connection with this prospectus, we are also registering 1,300,000 shares of our common stock issuable to shareholders who hold certain piggyback rights to register their previously restricted stock. These shares represent 5.30% of the “public float” of the Company. These 1,300,000 shares represent (i) 1,000,000 shares underlying options issued to Commonwealth Associates, LP (“Commonwealth”) on July 18, 2007, with an exercise price of $0.20 per share, and a term of one year (ii) 100,000 shares underlying options issued to Teel Bivins on June 21, 2006, with an exercise price of $0.87, and a term of five years (the “Bivins Warrants”), and (iii) 200,000 shares underlying warrants issued to Marks Value Partners LLC (“MVP”) on June 27, 2006, with an exercise price of $2.00, and a term of three years (“the “MVP Warrants”).

The Commonwealth Warrants were issued in connection with a consulting agreement (the “Commonwealth Consulting Agreement”), pursuant to which the Company retained Commonwealth to provide consulting services in the area of general financial consulting and capital formation, for the period from July 2007 to July 2008.

The Bivins Warrants were issued in connection with a consulting agreement (the “Bivins Consulting Agreement”), pursuant to which the Company retained Teel Bivins to provide consulting services in the area of animal health, especially agroterrorism, and pertaining to achieving recognition of the Company’s technology as a treatment or prevention of avian influenza, for the period from April 2006 to April 2007.  The Bivins Warrants replaced options that were issued to Teel Bivins on April 21, 2006, contemporaneously with the execution of the Bivins Consulting Agreement and had an exercise price of $1.35.

The MVP Warrants were issued in connection with an investor direct marketing service agreement (the “MVP Marketing Services Agreement”), pursuant to which the Company retained MVP to produce a series of advertorials to be placed in newspapers, magazines or other print or online media for the purpose of media communications, for the period from June 2006 to October 2006. Pursuant to the MVP Marketing Services Agreement, we also paid MVP a cash fee of $25,000.

DOLLAR VALUE OF STOCK UNDERLYING SERIES A PREFERRED STOCK

The total dollar value of the 4,000,000 shares of common stock underlying the Series A Preferred Stock, is equal to $1,280,000, based on the closing price of $0.32 per share on January 8, 2008, the date of the sale of the Series A Preferred Stock.

PAYMENTS DUE OR MADE UNDER SERIES A PREFERRED STOCK

The tables below set forth the dollar amounts of each payment due that we have made or may be required to make (other than repayment of the Series A Preferred Stock) in relation to the transaction to the selling shareholders and any party with whom the selling shareholders have a contractual relationship regarding the Series A Preferred Stock transaction*:

Payments that have been made:

Party	Payment Reference	Date	Amount
Midsouth Capital Markets Group, Inc. (1)	Placement Fee	1/1/08	$80,000
Firebird Global Master Fund Ltd. (2)	Dividend	4/1/08	$23,055.56
TOTAL PAYMENTS MADE FOR ALL PARTIES			$103,055.56

(1) We also issued to MidSouth, the selling/placement agent in the private placement, warrants to purchase 640,000 shares of our common stock on the same terms and conditions as the warrants issued to Firebird. The cash fee was paid to MidSouth, and the warrants were issued to MidSouth, pursuant to an agreement entered into with MidSouth in September 2007 to engage MidSouth to act as our placement agent in connection with a future private placement. Pursuant to the agreement, MidSouth was to receive for its services (i) a cash fee equal to 8% of the principal amount sold to any investors identified or introduced by MidSouth, and (ii) a warrant to purchase shares of our common stock equal to 8% of the number of common shares to be issued on an as converted basis in the private placement, with an exercise price of $.30 per share and exercisable for 5 years from the date of issuance.  In addition, MidSouth received reimbursement of expenses in the aggregate amount of $11,706.56.

(2) Holders of the Series A Preferred Stock are entitled to receive cumulative dividends, payable quarterly on January 1, April 1, July 1, and October 1, at the rate per share (as a percentage of stated value) of 10% per annum. Dividends are payable, at the discretion of the Company, in cash or common stock, valued at 90% of the average of the two lowest volume weighted average prices for the 5 five consecutive trading days immediately prior to the dividend payment date. On April 1, 2008, in accordance with the terms of the Series A Preferred Stock, we issued to Firebird, as a dividend on the Series A Preferred Stock, 84,198 shares of our common stock, valued at $23,055.56.

Payments to be made, assuming the Series A Preferred Stock remains outstanding for three years from the date of issuance*:

Party	Payment Reference	Date	Amount
Firebird Global Master Fund Ltd.	Dividend	7/1/08	$25,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	8/25/08	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	9/25/08	$10,000
Firebird Global Master Fund Ltd.	Dividend	10/1/08	$25,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	10/25/08	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	11/25/08	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	12/25/08	$10,000
Firebird Global Master Fund Ltd.	Dividend	1/1/09	$25,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	1/25/09	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	2/25/09	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	3/25/09	$10,000
Firebird Global Master Fund Ltd.	Dividend	4/1/09	$25,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	4/25/09	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	5/25/09	$10,000
Firebird Global Master Fund Ltd.	Dividend	7/1/09	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/09	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/10	$25,000
Firebird Global Master Fund Ltd.	Dividend	4/1/10	$25,000
Firebird Global Master Fund Ltd.	Dividend	7/1/10	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/10	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/11	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/8/11	$2,222.22
TOTAL PAYMENTS TO BE MADE FOR ALL PARTIES, ASSUMING SERIES A PREFERRED STOCK REMAINS OUTSTANDING FOR THREE YEARS			$377,222.22
TOTAL PAYMENTS MADE OR TO BE MADE FOR ALL PARTIES, ASSUMING SERIES A PREFERRED STOCK REMAINS OUTSTANDING FOR THREE YEARS			$480,277.78

Payments to be made, assuming the Series A Preferred Stock remains outstanding for five years from the date of issuance*:

Firebird Global Master Fund Ltd.	Dividend	7/1/08	$25,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	8/25/08	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	9/25/08	$10,000
Firebird Global Master Fund Ltd.	Dividend	10/1/08	$25,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	10/25/08	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	11/25/08	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	12/25/08	$10,000
Firebird Global Master Fund Ltd.	Dividend	1/1/09	$25,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	1/25/09	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	2/25/09	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	3/25/09	$10,000
Firebird Global Master Fund Ltd.	Dividend	4/1/09	$25,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	4/25/09	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	5/25/09	$10,000
Firebird Global Master Fund Ltd.	Dividend	7/1/09	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/09	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/10	$25,000
Firebird Global Master Fund Ltd.	Dividend	4/1/10	$25,000
Firebird Global Master Fund Ltd.	Dividend	7/1/10	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/10	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/11	$25,000
Firebird Global Master Fund Ltd.	Dividend	4/1/11	$25,000
Firebird Global Master Fund Ltd.	Dividend	7/1/11	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/11	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/12	$25,000
Firebird Global Master Fund Ltd.	Dividend	4/1/12	$25,000
Firebird Global Master Fund Ltd.	Dividend	7/1/12	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/12	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/13	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/8/13	$2,222.22
TOTAL PAYMENTS TO BE MADE FOR ALL PARTIES, ASSUMING SERIES A PREFERRED STOCK REMAINS OUTSTANDING FOR FIVE YEARS			$577,222.22
TOTAL PAYMENTS MADE OR TO BE MADE FOR ALL PARTIES, ASSUMING SERIES A PREFERRED STOCK REMAINS OUTSTANDING FOR FIVE YEARS			$680,277.78

Payments to be made, assuming the Series A Preferred Stock remains outstanding for ten years from the date of issuance*:

Firebird Global Master Fund Ltd.	Dividend	7/1/08	$25,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	8/25/08	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	9/25/08	$10,000
Firebird Global Master Fund Ltd.	Dividend	10/1/08	$25,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	10/25/08	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	11/25/08	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	12/25/08	$10,000
Firebird Global Master Fund Ltd.	Dividend	1/1/09	$25,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	1/25/09	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	2/25/09	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	3/25/09	$10,000
Firebird Global Master Fund Ltd.	Dividend	4/1/09	$25,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	4/25/09	$10,000
Firebird Global Master Fund Ltd.	Liquidated Damages **	5/25/09	$10,000
Firebird Global Master Fund Ltd.	Dividend	7/1/09	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/09	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/10	$25,000
Firebird Global Master Fund Ltd.	Dividend	4/1/10	$25,000
Firebird Global Master Fund Ltd.	Dividend	7/1/10	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/10	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/11	$25,000
Firebird Global Master Fund Ltd.	Dividend	4/1/11	$25,000
Firebird Global Master Fund Ltd.	Dividend	7/1/11	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/11	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/12	$25,000
Firebird Global Master Fund Ltd.	Dividend	4/1/12	$25,000
Firebird Global Master Fund Ltd.	Dividend	7/1/12	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/12	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/13	$25,000
Firebird Global Master Fund Ltd.	Dividend	4/1/13	$25,000
Firebird Global Master Fund Ltd.	Dividend	7/1/13	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/13	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/14	$25,000
Firebird Global Master Fund Ltd.	Dividend	4/1/14	$25,000
Firebird Global Master Fund Ltd.	Dividend	7/1/14	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/14	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/15	$25,000
Firebird Global Master Fund Ltd.	Dividend	4/1/15	$25,000
Firebird Global Master Fund Ltd.	Dividend	7/1/15	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/15	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/16	$25,000
Firebird Global Master Fund Ltd.	Dividend	4/1/16	$25,000
Firebird Global Master Fund Ltd.	Dividend	7/1/16	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/16	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/17	$25,000
Firebird Global Master Fund Ltd.	Dividend	4/1/17	$25,000
Firebird Global Master Fund Ltd.	Dividend	7/1/17	$25,000
Firebird Global Master Fund Ltd.	Dividend	10/1/17	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/1/18	$25,000
Firebird Global Master Fund Ltd.	Dividend	1/8/18	$2,222.22
TOTAL PAYMENTS TO BE MADE FOR ALL PARTIES, ASSUMING SERIES A PREFERRED STOCK REMAINS OUTSTANDING FOR TEN YEARS			$1,077,222.22
TOTAL PAYMENTS MADE OR TO BE MADE FOR ALL PARTIES, ASSUMING SERIES A PREFERRED STOCK REMAINS OUTSTANDING FOR TEN YEARS			$1,180,277.78

* The Company will pay dividends on the Series A Preferred Stock in perpetuity, quarterly in arrears on January 1, April 1, July 1, and October 1, until such Series A Preferred Stock is converted or redeemed. There is no assurance that the Series A Preferred Stock, or any portion thereof, will be converted or redeemed at any time. So long as the Series A Preferred Stock remains outstanding, the holders will be entitled to receive cumulative dividends at the rate per share of 10% per annum (as a percentage of stated value), or $100,000 per year at the current stated value of $1,000,000, payable in cash or common stock at the discretion of the Company, valued at 90% of the average of the two lowest volume weighted average prices for the 5 five consecutive trading days immediately prior to the dividend payment date.

** The Company will be subject to liquidated damages only upon the occurrence of an “Event” under the registration rights agreement, including if the registration statement filed on April 25, 2008 is not declared effective by the Securities and Exchange Commission within 120 days of when it was filed. Liquidated damages under the registration rights agreement may not exceed $10,000 in any 30 day period (based on 1% of the $1,000,000 purchase price for the Series A Preferred Stock) or an aggregate of $100,000 (based on 10% of the $1,000,000 purchase price of the Series A Preferred Stock).

TOTAL PAYMENTS IN FIRST YEAR FOLLOWING SALE AND NET PROCEEDS

The total possible payments to all selling shareholders and all of their affiliates in the first year following the sale of the Series A Preferred Stock is equal to $228,055.56 (see tables above).

The following table summarizes net proceeds to us from the sale of the Series A Preferred Stock:

Gross Proceeds	$1,000,000

less placement fee (MidSouth)	$80,000

Net Proceeds	$920,000	*

* Prior to deduction for legal fees, printing fees, and other miscellaneous expenses. Such expenses were equal to approximately $72,331.60.

TOTAL POSSIBLE PROFIT TO SELLING SHAREHOLDERS UNDER SERIES A PREFERRED STOCK

The following table sets forth the total possible profit to the selling shareholders as of the date of the sale of the Series A Preferred Stock, based upon a $0.07 differential between the conversion price on the date of the sale of the Series A Preferred Stock and the market price on that date (the discount to market):

Selling Shareholder	Market Price 1/8/ 08	Conversion Price*	Total Shares	Total Market Value	Total Conversion Value	Total Profit
Firebird Global Master Fund Ltd.	$.32	$.25	4,000,000	$1,280,000	$1,000,000	$280,000
Total			4,000,000	$1,280,000	$1,000,000	$280,000

* Firebird purchased 1,000 shares of Series A Preferred Stock at an aggregate purchase price of $1,000,000. The 1,000 shares of Preferred Stock are convertible into 4,000,000 shares of common stock, based on a stated value of $1,000 per share and a conversion price of $0.25 per share. The conversion price is subject to adjustment in the event of stock dividends, stock splits, and similar transactions, and in the event that we sell common stock or securities convertible into common stock at a price per share less than the conversion price, with certain exceptions.

TOTAL POSSIBLE PROFIT TO SELLING SHAREHOLDERS UNDER SERIES A WARRANTS

The following table sets forth the total possible profit to the selling shareholders under the Series A Warrants as of January 8, 2008, the date of the issuance of the Series A Warrants, based upon a $0.02 differential between the exercise price on the date of the issuance of the Series A Warrants and the market price on that date (discount to market):

Selling Shareholder	Market Price 1/8 08	Exercise Price *	Total Shares	Total Market Value	Total Exercise Value	Total Discount to Market
Firebird Global Master Fund Ltd.	$.32	$.30	4,000,000	$1,280,000	$1,200,000	$80,000
Adam Cabibi **	$.32	$.30	149,333	$47,786.56	$44,799.90	$2,986.66
Timothy C. Moody **	$.32	$.30	64,000	$20,480	$19,200	$1,280
Jerry Choate **	$.32	$.30	128,000	$40,960	$38,400	$2,560
BioMed Cap, LLC **	$.32	$.30	149,334	$47,786.88	$44,800.20	$2,986.68
Hefcap Holdings, LLC **	$.32	$.30	149,333	$47,786.56	$44,799.90	$2,986.66
Total			4,640,000	$1,484,800	$1,392,000	$92,800

* The exercise price is subject to adjustment in the event of stock dividends, stock splits, and similar transactions, and in the event that we sell common stock or securities convertible into common stock at a price per share less than the conversion price, with certain exceptions.

 ** The selling shareholder received its Series A Warrants by assignment from MidSouth.

TOTAL POSSIBLE PROFIT TO SELLING SHAREHOLDERS UNDER COMMONWEALTH WARRANTS

The following table sets forth the total possible profit to the selling shareholders under the Commonwealth Warrants as of July 18, 2007, the date of the issuance of the Commonwealth Warrants, based upon a $0.33 differential between the exercise price on the date of the sale of the Commonwealth Warrants and the market price on that date (discount to market):

Selling Shareholders	Market Price 7/18/07	Exercise Price *	Total Shares	Total Market Value	Total Exercise Value	Total Discount to Market
Commonwealth Associates, LP	$.53	$.20	1,000,000	$530,000	$200,000	$330,000
Total			1,000,000	$530,000	$200,000	$330,800

* The exercise price is subject to adjustment in the event of stock dividends, stock splits, and similar transactions.

TOTAL POSSIBLE PROFIT (LOSS) TO SELLING SHAREHOLDERS UNDER BIVINS WARRANTS

The following table sets forth the total possible profit (loss) to the selling shareholders under the Bivins Warrants as of June 21, 2006, the date of the issuance of the Bivins Warrants, based upon there being no differential between the exercise price on the date of the sale of the Bivins Warrants and the market price on that date (discount (premium) to market):

Selling Shareholder	Market Price 6/21/06	Exercise Price *	Total Shares	Total Market Value	Total Exercise Value	Total Discount (Premimum) to Market
Teel Bivins	$.87	$.87	100,000	$87,000	$87,000	$0
Total			100,000	$87,000	$87,000	$0

* The exercise price is subject to adjustment in the event of stock dividends, stock splits, and similar transactions.  The Bivins Warrants replaced options that were issued to Teel Bivins on April 21, 2006, which had an exercise price of $1.35 compared to a market price on that date of $1.34.

TOTAL POSSIBLE PROFIT (LOSS) TO SELLING SHAREHOLDERS UNDER MVP WARRANTS

The following table sets forth the total possible profit (loss)* to the selling shareholders under the MVP Warrants as of June 27, 2006, the date of the issuance of the MVP Warrants, based upon a ($1.15) differential between the exercise price on the date of the sale of the MVP Warrants and the market price on that date (discount (premium) to market):

Selling Shareholder	Market Price 6/27/06	Exercise Price **	Total Shares	Total Market Value	Total Exercise Value	Total Discount (Premimum) to Market
Marks Value Partners LLC	$.85	$2.00	200,000	$170,000	$400,000	$(230,000)
Total			200,000	$170,000	$87,000	$(230,000)

* The selling stockholder is unlikely to exercise the warrants when the exercise price exceeds the market price.

** The exercise price is subject to adjustment in the event of stock dividends, stock splits, and similar transactions.

COMPARISON OF NET PROCEEDS TO TOTAL POSSIBLE PROFIT TO SELLING SHAREHOLDERS

The following table compares the net proceeds that we would receive assuming all required payments are made to the selling stockholders compared to the total possible profit that could be realized by the selling stockholders:

Gross proceeds paid to the Company in the Series A Preferred Stock transaction	$1,000,000

All payments made or that may be required to be made by the Company, assuming Series A Preferred Stock remains outstanding for 3 years (as disclosed above) (1)	$480,277.78

Net proceeds to Company, as gross proceeds are reduced by the total of all possible payments (excluding principal), assuming Series A Preferred Stock remains outstanding for 3 years (2)	$519,722.22

Percentage of the total amount of all possible payments, assuming Series A Preferred Stock remains outstanding for 3 years, divided by the net proceeds to the Company from sale of Series A Preferred Stock	92.41%

Percentage averaged over the term of the Series A Preferred Stock, assuming the Series A Preferred Stock remains outstanding for 3 years (3)	7.70%

All payments made or that may be required to be made by the Company, assuming Series A Preferred Stock remains outstanding for 5 years (as disclosed above) (1)	$680,277.78

Net proceeds to Company, as gross proceeds are reduced by the total of all possible payments (excluding principal), assuming Series A Preferred Stock remains outstanding for 5 years (2)	$319,722.22

Percentage of the total amount of all possible payments, assuming Series A Preferred Stock remains outstanding for 5 years, divided by the net proceeds to the issuer from sale of Series A Preferred Stock	212.77%

Percentage averaged over the term of the Series A Preferred Stock, assuming the Series A Preferred Stock remains outstanding for 5 years (4)	10.64%

All payments made or that may be required to made by the Company, assuming Series A Preferred Stock remains outstanding for 10 years (as disclosed above) (1)	$1,080,277.78

Net proceeds to Company, as gross proceeds are reduced by the total of all possible payments (excluding principal), assuming Series A Preferred Stock remains outstanding for 10 years (2)	$-80,277.78

Percentage of the total amount of all possible payments, assuming Series A Preferred Stock remains outstanding for 10 years, divided by the net proceeds to the Company from sale of Series A Preferred Stock	-1,345.67%

Percentage averaged over the term of the Series A Preferred Stock, assuming the Series A Preferred Stock remains outstanding for 10 years (5)	-33.64%

Combined total possible profit to be realized as a result of any conversion discounts on Series A Preferred Stock, Series A Warrants, Commonwealth Warrants, Bivins Warrants, and MVP Warrants (6)	$703,600

Total possible discount to the market price of the shares underlying the Series A Preferred Stock (see table above) divided by the net proceeds to the Company from the sale of the Series A Preferred Stock, assuming Series A Preferred Stock remains outstanding for three years	53.87%

Percentage averaged over the term of the Series A Preferred Stock, assuming the Series A Preferred Stock remains outstanding for 3 years (3)	4.49%

Total possible discount to the market price of the shares underlying the Series A Preferred Stock (see table above) divided by the net proceeds to the Company from the sale of the Series A Preferred Stock, assuming Series A Preferred Stock remains outstanding for five years	87.58%

Percentage averaged over the term of the Series A Preferred Stock, assuming the Series A Preferred Stock remains outstanding for five years (4)	4.38%

Total possible discount to the market price of the shares underlying the Series A Preferred Stock (see table above) divided by the net proceeds to the Company from the sale of the Series A Preferred Stock, assuming Series A Preferred Stock remains outstanding for ten years	-348.79%

Percentage averaged over the term of the Series A Preferred Stock, assuming the Series A Preferred Stock remains outstanding for ten years (5)	8.72%

(1) The Company will pay dividends on the Series A Preferred Stock in perpetuity, quarterly in arrears on January 1, April 1, July 1, and October 1, until such Series A Preferred Stock is converted or redeemed. There is no assurance that the Series A Preferred Stock, or any portion thereof, will be converted or redeemed at any time. So long as the Series A Preferred Stock remains outstanding, the holders will be entitled to receive cumulative dividends at the rate per share of 10% per annum (as a percentage of stated value), or $100,000 per year at the current stated value of $1,000,000, payable in cash or common stock at the discretion of the Company, valued at 90% of the average of the two lowest volume weighted average prices for the 5 five consecutive trading days immediately prior to the dividend payment date.

(2) Prior to deduction for legal fees, printing fees, and other miscellaneous expenses. Such expenses were equal to approximately $72,331.60.

(3) Percentage averaged over the term of the Series A Preferred Stock calculated by dividing percentage by twelve, based on the number of quarterly payments over three years.

(4) Percentage averaged over the term of the Series A Preferred Stock calculated by dividing percentage by twenty, based on the number of quarterly payments over five years.

(5) Percentage averaged over the term of the Series A Preferred Stock calculated by dividing percentage by forty, based on the number of quarterly payments over ten years.

(6) Does not include possible (loss) under exercise of MVP Warrants of ($230,000). The selling shareholders are unlikely to exercise the warrants when the exercise price is above the market price.

Intention to make payments on overlying Series A Preferred Stock

We have the intention, and a reasonable basis to believe that we will have the financial ability, to make all payments on the overlying Series A Preferred Stock.

PRIOR SECURITIES TRANSACITONS WITH THE SELLING SHAREHOLDERS

The table below summarizes all prior securities transactions between the Company and the selling stockholders, any affiliates of the selling stockholders, or any person with whom any selling stockholder has a contractual relationship regarding the transaction:

Party	Date of transaction		Number of shares of securities subject to transaction outstanding prior to transaction (1)
Number of
shares of
securities
subject to
transaction
outstanding
prior to
transaction
and held by
persons
other than
selling
shareholders,
affiliates
of the
Company,
or
affiliates
of the
selling
shareholds
(1)
					Number of shares of securities subject to transaction issued or issuable in connection with transaction (1)	Percentage of securities issued and outstanding that were issued or issuable in connection with transaction (assuming full issuance)
Percentage
of shares
outstanding
held by
persons
othe than
selling
shareholders,
affilates of
the
Company, or
affiliates
of the
selling
shareholder
that
was issued
or issuable
in connection
with
transaction
(assuming
full issuance)
								Market price per share immediately prior to transaction (1) (2)	Current market price per share (3)
Commonwealth Associates, LP	11/15/05	(4)	16,893,820	8,260,883	1,000,000	5.92%	12.11%	$0.51	$0.31

(1) Represent shares of common stock.

(2) As of the date of the issuance of the shares.

(3) As of May 19, 2008.

(4) Commonwealth was issued shares on November 15, 2005, pursuant to an offering that commenced on November 10, 2005 and was completed on November 22, 2005.

SUMMARY OF OUTSTANDING SHARES, SHARES REGISTERED FOR RESALE IN PRIOR REGISTRATION STATEMENTS THAT CONTINUE TO BE HELD, SHARES REGISTERED IN PRIOR REGISTRATION STATEMENTS THAT HAVE BEEN SOLD, AND SHARES REGISTERED IN CURRENT TRANSACTION

The following table summarizes the number of shares outstanding prior to the Series A Preferred Stock transaction held by persons other than the selling shareholders, affiliates of the company and affiliates of the selling shareholders, the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements that continue to be held by the selling shareholders or affiliates of the selling shareholders; the number of shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders; and the number of shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction.

Selling Shareholder	Shares outstanding prior to Series A Preferred Stock transaction held by persons other than the selling shareholders, affiliates of the Company, and affiliates of the selling shareholders (1)	Number of shares registered for resale in prior registration statements	Number of shares registered for resale in prior registration statements that continue to be held	Number of shares registered for resale in prior registration statements that have been sold	Number of shares registered for resale in current transactions
Firebird Global Master Fund Ltd.	24,003,157	0	0	0	8,084,198

Adam Cabibi (2)	24,003,157	0	0	0	149,333

Timothy C. Moody (2)	24,003,157	0	0	0	64,000

Jerry Choate (2)	24,003,157	0	0	0	128,000

BioMed Cap, LLC (2)	24,003,157	0	0	0	149,334

Hefcap Holdings, LLC (2)	24,003,157	0	0	0	149,333

Commonwealth Associates, LP (3)	24,003,157	0	0	0	1,000,000

Teel Bivins (4)	24,003,157	0	0	0	100,000

Marks Value Partners, LLC (5)	24,003,157	0	0	0	200,000

(1) Represents an aggregate of 29,472,836 shares issued and outstanding less 5,469,679 shares held by affiliates of the Company, the selling shareholders, and affiliates of the selling shareholders, as of January 8, 2008, the date of the sale of the Series A Preferred Stock.

(2)  The selling shareholder received its Series A Warrants by assignment from MidSouth.
MidSouth has not had any shares registered for resale in prior registration statements.

(3) Commonwealth received its securities in July 2007 in connection with a consulting agreement. Commonwealth was not party to the Series A Preferred Stock transaction.

(4) Teel Bivins received his securities in June 2006 in connection with a consulting agreement. Teel Bivins was not party to the Series A Preferred Stock transaction.

(5) MVP received its securities in June 2006 in connection with an investor direct services marketing agreement. MVP was not party to the Series A Preferred Stock transaction.

Estimated use of proceeds

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of the shares held by the selling stockholders. We will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the Series A Warrants. If all of the Series A Warrants are exercised for cash we will receive $1,392,000. We expect to use the proceeds received from the exercise of Series A Warrants, if any, for general working capital purposes. However, the selling stockholder is entitled to exercise the Series A Warrants on a cashless basis commencing one year after their initial issuance, if the shares of common stock underlying the Series A Warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the Series A Warrants on a cashless basis, we will not receive any proceeds.

We will not receive any proceeds from the sale of the common stock underlying the MVP Warrants and stock options issued to Commonwealth and Bivins. We will receive gross proceeds of $200,000 and $87,000 upon exercise of the stock options and $400,000 upon exercise of the MVP Warrants.

Summary of the Shares offered by the Selling Shareholders.

The following is a summary of the shares being offered by the selling shareholders:

Common stock offered by the selling stockholders
(Representing only a portion of the total number of shares that may be issued.  Such limitation is specifically designed to meet the demands and limitation of Rule 415 of the Securities Act.)

Up to 10,024,198 shares of common stock, of which 4,000,000 are issuable upon conversion of our Series A 10% Convertible Preferred Stock,4,000,000 are issuable upon the exercise of our Series A warrants, at an exercise price of $.30 per share, and 84,198 were issued as a dividend on the Series A Preferred Stock. The aggregate 8,084,198 shares issued as a dividend on the Series A Preferred Stock, issuable upon conversion of the Series A Preferred Stock, and issuable upon exercise of the Series A warrants are approximately 32.99% of our “public float”. We also issued to MidSouth, the placement agent in the private placement, warrants to purchase 640,000 shares of our common stock. The shares underlying the warrants issued to MidSouth represent 2.61% of our “public float.” The remaining 1,300,000 shares are issuable upon exercise of certain stock options held by Commonwealth Associates, LP and Teel Bivins, with exercise prices of $.20 per share and $.87 per share, respectively, as well as upon exercise of 200,000 warrants held by Marks Value Partners LLC at an initial exercise price of $2.00 per share . The shares issuable upon conversion of the stock options and MVP Warrants are approximately 5.30% of our “public float.”

Common Stock outstanding prior to the offering	29,672,034 (1)

Common Stock to be outstanding after the offering
39,612,034 assuming full conversion of the Series A 10% Convertible Preferred Stock, full exercise of the Series A warrants, full exercise of the options held by Commonwealth and Teel Bivins, and full exercise of the MVP Warrants.

Use of proceeds
We will not receive any proceeds from the sale of the common stock. We have received gross proceeds of $1,000,000 from the sale of the Series A 10% Convertible Preferred Stock, which we are using for general corporate purposes, and would receive $1,392,000 upon exercise of the 4,640,000 Series A Warrants issued to Firebird and the placement agent. There is no assurance that any of the warrants will be exercised.

We will not receive any proceeds from the sale of the common stock underlying the MVP Warrants and stock options issued to Commonwealth and Bivins. We will receive gross proceeds of $200,000 and $87,000 upon exercise of the stock options and $400,000 upon exercise of the MVP Warrants. There is no assurance that any of the stock options or MVP Warrants will be exercised.

(1) Based upon the total number of issued and outstanding shares as of April 15, 2008.

 RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

We may not be able to adequately protect and maintain our intellectual property.

Our success will depend in part on our ability to protect and maintain our patents, intellectual property rights and licensing arrangements for our products and technology. We currently own four patents and license ten patents. No assurance can be given that such licenses or rights used by us will not be challenged, infringed or circumvented or that the rights granted thereunder will provide competitive advantages to us. Furthermore, there can be no assurance that we will be able to remain in compliance with our existing or future licensing arrangements. Consequently, there may be a risk that licensing arrangements are withdrawn with no penalties to the licensee or compensation to us.

We rely on third parties for the supply, manufacture and distribution of our products.

Third parties manufacture and distribute all of our products. We do not currently have manufacturing facilities or personnel to independently manufacture our products. Currently, Marlyn Nutraceutical manufactures our nutraceutical products. Our licensed distributors, located in the United States and internationally, distribute the products. Except for any contractual rights and remedies that we may have with our manufacturer and our distributors, we have no control over the availability of our products, their quality or cost or the actual distribution of our products. If for any reason we are unable to obtain or retain third-party manufacturers and distributors on commercially acceptable terms, we may not be able to produce and distribute our products as planned. If we encounter delays or difficulties with our contract manufacturer in producing or packaging our products or with our distributor in distributing our products, the production, distribution, marketing and subsequent sales of these products would be adversely affected, and we may have to seek alternative sources of supply or distribution or abandon or sell product lines on unsatisfactory terms. We may not be able to enter into alternative supply, production or distribution arrangements on commercially acceptable terms, if at all. There can be no assurance that the manufacturer that we have engaged will be able to provide sufficient quantities of these products or that the products supplied will meet with our specifications or that our distributor will be able to distribute our products in accordance with our requirements.

We are dependant on funding from private placements of stock.

Our sales revenue, sublicense fees and royalty income are low compared to expenses. Our primary focus is to achieve FDA approval of oral interferon for one or more disease indications. We do not expect significant sales or royalty revenue in the near term as Phase 2 and Phase 3 clinical studies must be completed before a NDA (New Drug Application) may be submitted to the FDA. We operate at a net loss and current liabilities exceed current assets mostly by the amount owed to HBL for two $1 million notes plus $682,773 of accrued interest on December 31, 2007. HBL was paid $200,000 of accrued interest in January of 2008 and extended the notes and remaining accrued interest until June 3, 2008 and August 28, 2008. HBL will extend the notes and accrued interest until December 3, 2009 and February 28, 2010 if payment of $145,000 of accrued interest is received by August 31, 2008. We do not have sufficient liquidity to pay off the notes or to fund operating losses unless funding is obtained from private placements of stock. There can be no assurance that private placement funding will always be available on terms acceptable to us, or at all.

We are dependent on certain key existing and future personnel.

Our success will depend, to a large degree, upon the efforts and abilities of our officers and key management employees such as Joseph M. Cummins, our President and Chief Executive Officer, Gary W. Coy, our Chief Financial Officer, and Martin J. Cummins, our Vice President of Clinical and Regulatory Affairs. The loss of the services of one or more of our key employees could have a material adverse effect on our operations. We do currently have employment agreements with our executive officers. We do not currently maintain key man life insurance on any of our key employees. In addition, as our business plan is implemented, we will need to recruit and retain additional management and key employees in virtually all phases of our operations. We cannot assure that we will be able to successfully attract and retain key personnel.

If we do not successfully develop, acquire or license new drugs our business may not grow.

We must invest substantial time, resources and capital in identifying and developing new drugs, dosage and delivery systems, either on our own or by acquiring and licensing such products from third parties. Our growth depends, in part, on our success in such process. If we are unable to either develop new products on our own or acquire licenses for new products from third parties, our ability to grow revenues and market share may be adversely affected. In addition, we may not be able to recover our investment in the development of new drugs, given that projects may be interrupted, unsuccessful, not as profitable as initially contemplated or we may not be able to obtain necessary financing for such development if we are unable to fund such development from our future revenues. Similarly, there is no assurance that we can successfully secure such rights from third parties on an economically feasible basis.

Our competitors are much larger and more experienced than we are and, even if we complete the development of our drugs, we may not be able to successfully compete with them.

The pharmaceutical industry is highly competitive.  Our biologics and low-dose oral interferon alpha applications compete with high dose injectable interferon manufactured by Roche, Schering, InterMune, Serono, Biogen, Berlex and Hemispherx. High dose injectable interferon has been widely accepted by the medical community for many years. Companies who manufacture injectable interferon alpha applications are more established than we are and have far greater financial, technical, research and development, sales and marketing, administrative and other resources than we do.  Even if we successfully complete the development of our tests, we may not be able to compete effectively with these much larger companies and their more established products.

We have been the subject of a going concern opinion by our independent auditors who have raised substantial doubt as to our ability to continue as a going concern.

Our Independent Registered Public Accountants have added an explanatory paragraph to their audit reports issued in connection with our consolidated financial statements which states that our recurring losses from operations and the need to raise additional financing in order to execute our business plan raise substantial doubt about our ability to continue as a going concern. We have experienced net losses from operations of $2,689,436 for the year ended December 31, 2006 and $2,418,316 for the year ended December 31, 2007. In addition, as of December 31, 2006 we had an accumulated deficit of $25,953,878 and $28,459,951 for the year ended December 31, 2007. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, we will be adversely affected and we may have to cease operations.

Risk Relating to Our Current Financing Arrangement:

There are a large number of shares underlying our preferred stock and warrants that may be available for future sale, and the sale of these shares may depress the market price of our common stock.

As of April 15, 2008, we had 29,672,034  shares of common stock issued and outstanding and 1,000 shares of our 10% Series A Convertible Preferred Stock issued and outstanding. This prospectus covers 10,024,198 shares of common stock, including 4,000,000 shares underlying the Series A Preferred Stock, 4,640,000 shares underlying Series A Warrants, 1,300,000 shares underlying options and other warrants issued to certain of the selling stockholders, and 84,198 shares issued as a dividend on the Series A Preferred Stock. The sale of these shares may adversely affect the market price of our common stock.

Risks Related to our Common Stock:

There is only a limited market for our common stock and the price of our common stock may be affected by factors that are unrelated to the performance of our business.

If any of the risks described in these Risk Factors or other unseen risks are realized, the market price of our common stock could be materially adversely affected.  Additionally, market prices for securities of biotechnology and diagnostic companies have historically been very volatile.  The market for these securities has from time to time experienced significant price and volume fluctuations for reasons that are unrelated to the operating performance of any one company.  In particular, and in addition to the other risks described elsewhere in these Risk Factors, the following factors can adversely affect the market price of our common stock:

·         announcements of technological innovation or improved or new diagnostic products by others;
·         general market conditions;
·         changes in government regulation or patent decisions;
·         changes in insurance reimbursement practices or policies for diagnostic products.

Our common shares have traded on the Over the Counter Bulletin Board at prices below $5.00 for several years.  As a result, our shares are characterized as “penny stocks” which could adversely affect the market liquidity of our common stock.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Securities and Exchange Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such exceptions include any equity security listed on Nasdaq or a national securities exchange and any equity security issued by an issuer that has:

·         net tangible assets in excess of $2,000,000, if such issuer has been in continuous operation for three years;

·         net tangible assets in excess of $5,000,000, if such issuer has been in continuous operation for less than three years; or

·         average revenue of at least $6,000,000, for the last three years.

Unless an exception is available, the regulations require, prior to any transaction involving a penny stock, that a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a prospective purchaser of the penny stock.  We currently do not qualify for an exception, and, therefore, our common stock is considered to be penny stock and is subject to these requirements.  The penny stock regulations adversely affect the market liquidity of our common shares by limiting the ability of broker/dealers to trade the shares and the ability of purchasers of our common shares to sell in the secondary market.  In addition, certain institutions and investors will not invest in penny stocks.

Future sales of a significant number of shares of our common stock by existing stockholders may lower the price of our common stock, which could result in losses to our stockholders.

We estimate there that are approximately 14,000,000 restricted shares outstanding which, upon becoming freely tradable under Rule 144 of the Securities Exchange Act of 1934, may lower the price of our common stock.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	The efficacy, safety and intended utilization of our product candidates;

•	The conduct and results our of research, discovery and preclinical efforts and clinical trials;

•	our plans regarding future research, discovery and preclinical efforts and clinical activities, collaborative, intellectual property and regulatory activities;

•	Our results of operations, financial condition and businesses, and products and drug candidates under development;

•	our product candidates that appear promising in early research and clinical trials may not demonstrate safety and efficacy in subsequent clinical trials;

•	risks associated with reliance on collaborative partners for further clinical trials and other development activities;

•	risks involved with development and commercialization of product candidates; and

•	risks involved in obtaining future financing.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of the shares by Firebird Global Master Fund, Ltd. (“Firebird”) or MidSouth’s assignees. We will receive the sale price of any common stock we sell to Firebird and MidSouth’s assignees upon exercise of the Series A Warrants. If all of the Series A Warrants are exercised for cash we will receive $1,392,000. We expect to use the proceeds received from the exercise of the Series A Warrants, if any, for general working capital purposes. However, Firebird and MidSouth’s assignees are entitled to exercise the Series A Warrants on a cashless basis commencing one year after their initial issuance, if the shares of common stock underlying the Series A Warrants are not then registered pursuant to an effective registration statement. In the event that Firebird or MidSouth’s assignees exercise the Series A Warrants on a cashless basis, we will not receive any proceeds.

We will also not receive any proceeds from the sale of the common stock underlying the MVP Warrants and stock options issued to Commonwealth and Bivins. We will receive gross proceeds of $200,000 and $87,000 upon exercise of the stock options and $400,000 upon exercise of the MVP Warrants. There is no assurance that any of the stock options or MVP Warrants will be exercised.

SELLING SECURITY HOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  The selling stockholders may sell up to 10,024,198  shares of our common stock from time to time in one or more offerings under this prospectus, including 9,940,000 shares which are issuable upon the conversion or exercise of preferred stock, stock options, or warrants held by certain selling stockholders, and 84,198 shares issued as dividends on outstanding preferred stock.  Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Name of Selling Stockholder	Beneficial Ownership Before the Offering (1)		Percentage of Common Stock Owned Before Offering (2)	Shares of Common Stock Included in Prospectus, Issuable Upon Conversion of Preferred Stock and Warrants, or Issued as Dividends on Preferred Stock		Beneficial Ownership After the Offering	Percentage of Ownership After Completion of Offering
Firebird Global Master Fund, Ltd. (3)	1,558,398	(4)	4.99%	8,084,198	(5)	0	*

Adam Cabibi (6)	149,333		*	149,333	(7)	0	*

Timothy C. Moody (8)	64,000		*	64,000	(9)	0	*

Jerry Choate (10)	128,000		*	128,000	(11)	0	*

BioMed Cap, LLC (12)	149,334		*	149,334	(13)	0	*

Hefcap Holdings, LLC (14)	149,333		*	149,333	(15)	0	*

Teel Bivins (16)	110,584		*	100,000		10,584	*

Marks Value Partners LLC (17)	200,000		*	200,000		0	*

Commonwealth Associates, LP (18)	1,276,540		4.16%	1,000,000		276,540	*

* Less than 1%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) This percentage is based upon 29,672,034 shares issued and outstanding as of April 15, 2008 plus the additional shares that the selling stockholder is deemed to beneficially own.

(3) James Passin is the Director of Firebird and in accordance with Rule 13-d-3 under the Securities Exchange Act of 1934, may be deemed to be a control person, with voting and investment control (directly or with others), of the securities owned by Firebird. Mr. Passin disclaims beneficial ownership of these securities. The selling stockholder has informed us that it is not a broker-dealer or affiliate of a broker-dealer.

(4) The 4,000,000 warrants issued to Firebird provide that the holder of such warrant shall not be entitled to exercise the warrant on an exercise date in connection with that number of shares of common stock which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates on an exercise date, and (ii) the number of shares of common stock issuable upon the exercise of the warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of our common stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act and Regulation 13d-3 thereunder. Firebird may waive the conversion limitation in whole or in part upon and effective after 61 days prior written notice to us. As such, the number and percentage of shares deemed beneficially owned is limited accordingly.

In addition, the shares of Series A Preferred Stock issued to Firebird are designated with the limitation that the holder of such Series A Preferred Stock shall not effect any conversion or convert any portion of the Series A Preferred Stock to the extent that, such conversion would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of our common stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act and Regulation 13d-3 thereunder. Firebird may waive the conversion limitation in whole or in part upon and effective after 61 days prior written notice to us. As such, the number and percentage of shares deemed beneficially owned is limited accordingly.

(5) This amount includes 4,000,000 shares of common stock underlying 1,000 shares of Series A Preferred Stock, 4,000,000 shares underlying warrants with an exercise price of $0.30, and 84,198 shares issued as dividends on the Series A Preferred Stock.

(6) The selling stockholder has informed us that he is an affiliate of a broker-dealer. The selling stockholder received the securities by assignment from MidSouth. MidSouth received the securities as compensation for investment banking services.

(7) This amount represents shares underlying 149,333 warrants with an exercise price of $0.30. The warrants were assigned by MidSouth to the selling stockholder.

(8) The selling stockholder has informed us that he is an affiliate of a broker-dealer. The selling stockholder received the securities by assignment from MidSouth. MidSouth received the securities as compensation for investment banking services.

(9) This amount represents shares underlying 64,000 warrants with an exercise price of $0.30. The warrants were assigned by MidSouth to the selling stockholder.

(10) The selling stockholder has informed us that he is an affiliate of a broker-dealer. The selling stockholder received the securities by assignment from MidSouth. MidSouth received the securities as compensation for investment banking services.

(11) This amount represents shares underlying 128,000 warrants with an exercise price of $0.30. The warrants were assigned by MidSouth to the selling stockholder.

(12) H. David Coherd, in accordance with Rule 13-d-3 under the Securities Exchange Act of 1934, may be deemed to be a control person, with voting and investment control (directly or with others), of the securities owned by BioMed Cap, LLC. The selling stockholder has informed us that it is an affiliate of a broker-dealer. The selling stockholder received the securities by assignment from MidSouth. MidSouth received the securities as compensation for investment banking services.

(13) This amount represents shares underlying 149,334 warrants with an exercise price of $0.30. The warrants were assigned by MidSouth to the selling stockholder.

(14) Robert L. Rosenstein, in accordance with Rule 13-d-3 under the Securities Exchange Act of 1934, may be deemed to be a control person, with voting and investment control (directly or with others), of the securities owned by Hefcap Holdings, LLC. The selling stockholder has informed us that it is an affiliate of a broker-dealer. The selling stockholder received the securities by assignment from MidSouth. MidSouth received the securities as compensation for investment banking services.

(15) This amount represents shares underlying 149,333 warrants with an exercise price of $0.30. The warrants were assigned by MidSouth to the selling stockholder.

(16) The selling stockholder has informed us that he is not a broker-dealer or affiliate of a broker-dealer. The selling stockholder received his securities pursuant to a consulting agreement, pursuant to which he provided consulting services to the Company from April 21, 2006 to April 21, 2007.

(17) Jack Marks is the Member and Manager of MVP and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, may be deemed to be a control person, with voting and investment control (directly or with others), of the securities owned by MVP. Mr. Marks disclaims beneficial ownership of these securities. The selling stockholder received its securities pursuant to an investor direct marketing service agreement with the Company, dated June 27, 2006.

(18) Robert O’Sullivan is the CEO and President of Commonwealth, and William G. Walters is a Partner of Commonwealth, and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, may be deemed to be control persons, with voting and investment control (directly or with others), of the securities owned by Commonwealth. The selling stockholder has informed us that it is a broker-dealer. The selling stockholder received the securities as compensation for investment banking services. The selling stockholder received the securities pursuant to a consulting agreement, pursuant to which it was engaged to provide consulting services for the period from July 2007 to July 2008.

Securities Purchase Agreement

Pursuant to the Purchase Agreement dated as of January 8, 2008, as amended on February 14, 2008, we sold to Firebird 1,000 shares of our Series A 10% Convertible Preferred Stock and received gross proceeds of $1,000,000. After deducting expenses of the private placement, we received net proceeds of approximately $847,668. In connection with this transaction we also issued to Firebird warrants to purchase 4,000,000 shares of our common stock at $.30 per share, subject to adjustment as provided in the warrant (“Series A Warrants”).

We paid MidSouth, the placement agent for the private placement, a cash fee of $80,000. We also issued to MidSouth warrants to purchase 640,000 shares of our common stock on the same terms and conditions as the warrants issued to the purchasers. The cash fee was paid, and the warrants to MidSouth were issued pursuant to the Midsouth September 2007 Agreement. Pursuant to the MidSouth September 2007 Agreement, MidSouth was to receive for its services (i) a cash fee equal to 8% of the principal amount sold to any investors identified or introduced by MidSouth, and (ii) a warrant to purchase shares of our common stock equal to 8% of the number of common shares to be issued on an as converted basis in the private placement, with an exercise price of $.30 per share and exercisable for 5 years from the date of issuance.

Upon exercise of the Series A Warrants issued to Firebird and MidSouth, we will receive net proceeds of $1,392,000.

The issuance and sale of the securities pursuant to the Purchase Agreement was made in reliance upon the exemption provided in Section 4 (2) of the Securities Act, of 1933, as amended and Regulation  D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement.

The closing of the sale of the Series A Preferred Stock under the Purchase Agreement occurred on January 8, 2008. The Purchase Agreement contemplated a “Second Closing” to occur on or before March 15, 2008, for the sale of up to an additional 1,500 shares of Series A Preferred Stock. The Second Closing did not occur.

Pursuant to the Registration Rights Agreement entered into in connection with the Purchase Agreement, as amended, we are required to file a registration statement covering the shares of common stock underlying the Series A Preferred Stock and Series A Warrants, and issuable as dividends on the Series A Preferred Stock, in an amount permissible under Rule 415 under the Securities Act of 1933, as amended, by April 25, 2008, and to use our best efforts to have the registration statement declared effective by the Commission by August 23, 2008. The registration statement was timely filed on April 25, 2008. In the event that the registration statement is not timely declared effective, we will be subject to liquidated damages.

Pursuant to the Purchase Agreement, we granted to Firebird the right to participate in any subsequent issuance of common stock or securities convertible into common stock, with certain exceptions, so long as the Series A Preferred Stock remains outstanding.

Pursuant to the Purchase Agreement, so long as Firebird owns any of the Series A Preferred Stock, Series A Warrants, or any shares of common stock issued upon conversion of the Series A Preferred Stock, exercise of the Series A Warrants, or as dividends on the Series A Preferred Stock, we are prohibited from entering into a transaction under which we issue securities convertible into common stock at a conversion price that varies with the market price or is subject to being reset under certain conditions.

Series A 10% Convertible Preferred Stock

2,500 shares of our preferred stock have been designated as Series A 10% Convertible Preferred Stock (“Series A Preferred Stock”). Pursuant to the Purchase Agreement, we issued Firebird 1,000 shares of Series A Preferred Stock for a purchase price of $1,000,000. Our Series A Preferred Stock has a par value of $0.01 per share, a stated value equal to $1,000, and a conversion price of $0.25.

Holders of the Series A Preferred Stock are entitled to receive cumulative dividends, payable quarterly on January 1, April 1, July 1, and October 1, at the rate per share (as a percentage of stated value) of 10% per annum. Dividends are payable, at the discretion of the Company, in cash or common stock, valued at 90% of the average of the two lowest volume weighted average prices for the 5 five consecutive trading days immediately prior to the dividend payment date..

The Series A Preferred Stock is convertible into shares of our common stock at a conversion ratio determined by dividing the stated value by the conversion price. The conversion price is subject to adjustment in the event of stock dividends, stock splits, and similar transactions, and in the event that we sell common stock or securities convertible into common stock at a price per share less than the conversion price, with certain exceptions.

Holders of Series A Preferred Stock have liquidation preferences over the holders of our common stock, and they shall be entitled to receive out of the Company’s assets an amount equal to the stated value (or ratable value, if our assets are insufficient), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, for each share of Preferred Stock.

The holders of Series A Preferred Stock have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designation for the stock, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series A Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (d) increase the authorized number of shares of Series A Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Holders of Series A Preferred Stock are subject to the limitation that they shall not effect any conversion or convert any portion of the Series A Preferred Stock to the extent that, such conversion would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of our common stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act and Regulation 13d-3 thereunder. The holder may however waive the conversion limitation in whole or in part upon and effective after 61 days prior written notice to us.

Series A Warrants

In connection with the January private placement we issued warrants to purchase 4,640,000 shares of our common stock at an exercise price of $0.30 per share, subject to adjustment. The warrants have a term of five years from the date of issuance. Under the terms of the warrants if at any time after one year from the issuance of the warrants there is not an effective registration statement registering, and no current prospectus available for resale of the warrants by the investor, the warrants may be exercised at such time by means of a cashless exercise, in which the holder shall be entitled to receive a certificate for the number of warrant shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

  (A) = the VWAP (as defined in the Purchase Agreement) on the trading day immediately preceding the date of such election;

(B) = the exercise price of the warrant, as adjusted; and

(X) = the number of warrant shares issuable upon exercise of the warrant in accordance with the terms of the warrant by means of a cash exercise rather than a cashless exercise.

In the event that:

•
we issue or sell or are deemed to have issued or sold any shares of our common stock other than certain excluded securities for a consideration that is less than the then current exercise price, then the current exercise price shall be adjusted to the lower exercise price;

•
we issue or sell any convertible securities (including options) that entitles any one to acquire shares of our common stock or common stock equivalents an effective price per share that is less than the then current exercise price (base share price), then the exercise price shall be reduced to equal such base shares price and the number of shares issuable upon exercise of such warrants shall be increased such that the aggregate exercise price, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

•
we: (A) pay a stock dividend or otherwise make a distribution or distributions on shares of our common stock or any other equity or equity equivalent securities payable in shares of common stock, (B) subdivides outstanding shares of common stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares, or (D) issues by reclassification of shares of the common stock any shares of our capital stock, then in each case the exercise price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of common sock outstanding immediately after such event and the number of shares issuable upon exercise of this warrant shall be proportionately adjusted.

Pursuant to the warrants no holder may exercise such holder’s warrant if such exercise would result in the holder beneficially owning in excess of 4.99% of our then issued and outstanding common stock. The beneficial ownership limitations provision of the warrants may be waived by the holder upon not less than 61 days’ prior notice to us to change the beneficial ownership limitation to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the warrant. If the beneficial ownership limitation is increased to 9.99% it may not be further waived.

Shares Being Registered Pursuant to Piggyback Rights

In connection with this prospectus, we are also registering 1,300,000 shares of our common stock to shareholders who hold certain piggyback rights to register their previously restricted stock.

These 1,300,000 shares represent (i) 1,000,000 shares underlying the Commonwealth Warrants, issued to Commonwealth pursuant to the Commonwealth Consulting Agreement, (ii) 100,000 shares underlying the Bivins Options, issued to Teel Bivins pursuant to the Bivins Consulting Agreement, and (iii) 200,000 shares underlying the MVP Warrants, issued to MVP pursuant to the MVP Marketing Services Agreement.

Short Positions by the Selling Shareholders

We are not aware of any short positions entered into by the Selling Shareholders.

RELATIONSHIPS BETWEEN THE COMPANY AND THE SELLING SHAREHOLDERS

On November 3, 2006, the Company entered into an engagement letter agreement with MidSouth Capital, Inc., an affiliate of MidSouth Capital Markets Group, Inc. (the “MidSouth November 2006 Agreement”). Pursuant to the MidSouth November 2006 Agreement we retained MidSouth Capital, Inc. (“MidSouth Capital”), to act as our placement agent in connection with a best efforts private placement offering of our common or preferred stock. Pursuant to the MidSouth November 2006 Agreement, MidSouth Capital was to receive for its services (i) a cash fee equal to 7% of the principal amount sold to any investors identified or introduced by MidSouth Capital, and (ii) a warrant to purchase shares of our common stock equal to 7% of the number of common shares to be issued on an as converted basis in the private placement, with an exercise price equal to 110% of the price at which shares are sold to the investors in the offering and exercisable for 5 years from the date of issuance. The MidSouth November 2006 Agreement was terminated prior to the contemplated offering

In November 2005 we commenced and completed a private placement pursuant to which we sold 1,000,000 shares of common stock to five investors for a purchase price of $0.20 per share (the “November 2005 Private Placement”). The investors included Commonwealth, which purchased 500,000 shares.

Other than the Purchase Agreement, the Midsouth November 2006 Agreement, the MidSouth September 2007 Agreement, the Commonwealth Consulting Agreement, the Bivins Consulting Agreement, the MVP Marketing Services Agreement, and the November 2005 Private Placement, there are no relationships or arrangements that have existed in the past three years or are to be performed in the future between the Company (or any of its predecessors) and the selling shareholders, any affiliates of the selling shareholders, or any person with whom any selling shareholder has a contractual relationship regarding the transaction (or any predecessor of those persons).

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934 any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF THE SECURITIES TO BE REGISTERED

This prospectus includes 10,024,198 shares of our common stock offered by the selling stockholders. The following description of our common stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 100,000,000 shares of common stock having a par value of $.01 per share. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Our outstanding shares of common stock are fully paid and non-assessable. Holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

 DESCRIPTION OF BUSINESS

General

We are a Texas corporation formed in 1984, and are engaged in developing biologics for the treatment of human and animal diseases. We focus our research on human health indications for the use of low-dose orally administered natural human interferon alpha, particularly for Behcet’s disease and oral warts in HIV+ patients.

We own or license eleven issued United States patents relating to the use or composition of low-dose oral natural interferon alpha and one patent on the dose formulation of our dietary supplement. We have filed with the U.S. Food and Drug Administration (“FDA”), and there now are in effect, six Investigational New Drug (“IND”) Applications covering indicated uses for low-dose oral interferon alpha, including treatment of Behcet’s disease, oral warts in HIV+ patients, chronic cough and hepatitis C virus infection.

Our objective is to exploit our  proprietary technology to become a leader in the field of low-dose oral applications of interferon alpha. Our business strategy is to pursue those indications for low-dose oral interferon alpha treatment for which initial clinical research has indicated the treatment is efficacious and which, in our opinion, have the greatest commercial potential and are most likely to be approved by the FDA.

Human Health Applications

Influenza – FDA Phase 2 to start

Influenza (the flu) is a contagious respiratory illness caused by influenza viruses. It can cause mild to severe illness, and at times can lead to death. Influenza usually starts suddenly and may include the following symptoms: 1) fever (usually high), 2) headache, 3) tiredness (can be extreme), 4) cough, 5) sore throat, 6) runny or stuffy nose, 7) body aches, and 8) digestive problems such as diarrhea, nausea and vomiting. Complications of flu can include bacterial pneumonia, ear infections, sinus infections, dehydration, and worsening of chronic medical conditions, such as congestive heart failure, asthma, or diabetes.

Flu viruses spread mainly from person to person through coughing or sneezing. Sometimes people may become infected by touching something with flu viruses on it and then touching their mouth or nose. Most healthy adults may be able to infect others beginning 1 day before symptoms develop and up to 5 days after becoming sick. That means that a person may be able to pass on the flu to someone else before they know they are sick, as well as while they are sick.

Influenza A viruses are divided into subtypes based on 2 proteins on the surface of the virus: the hemagglutinin (H) and the neuraminidase (N). There are 16 different H subtypes and 9 different N subtypes, all of which have been found among influenza A viruses in wild birds. Wild birds are the primary natural reservoir for all subtypes of influenza A viruses and are thought to be the source of influenza A viruses in all other animals. Most influenza viruses cause asymptomatic or mild infection in birds; however, the range of symptoms in birds varies greatly depending on the strain of virus. Infection with certain avian influenza A viruses (for example, some strains of H5 and H7 viruses) can cause widespread disease and death among some species of wild and especially domestic birds such as chickens and turkeys.

Pigs can be infected with both human and avian influenza viruses in addition to swine influenza viruses. Infected pigs get symptoms similar to humans, such as cough, fever and runny nose. Because pigs are susceptible to avian, human and swine influenza viruses, they potentially may be infected with influenza viruses of different species (e.g., ducks and humans) at the same time. If this happens, it is possible for the genes of these viruses to mix and create a new virus. For example if a pig were infected with a human influenza virus and an avian influenza virus at the same time, the viruses could mix (reassort) and produce a new virus with most of the genes from the human virus, but a hemagglutinin and/or neuraminidase from the avian virus. The resulting new virus would likely to be able to infect humans and spread from person to person, but it would have surface proteins (hemagglutinin and/or neuraminidase) not previously seen in influenza viruses that infect humans. This type of major change in the influenza A viruses is known as antigenic shift. Antigenic shift results when a new influenza A subtype to which most people have little or no immune protection infects humans. If this new virus causes illness in people and can be transmitted easily from person to person, an influenza pandemic can occur.

Influenza A viruses are found in many different animals, including ducks, chickens, pigs, whales, horses and seals. Influenza B viruses circulate widely only among humans. While it is unusual for people to get influenza infections directly from animals, sporadic human infections and outbreaks caused by certain avian influenza A viruses have been reported.

A number of natural outbreak or challenge studies indicate that low doses of IFNα given orally and/or intranasally are safe and effective at treating human flu. IFNα administered intranasally coats the oropharynx and comes in contact with the same receptors as IFNα administered orally. Leukocyte interferon was given in low doses intranasally for 3 consecutive days to 374 subjects “at the height” of an influenza outbreak. Interferon-treated subjects had less severe illness than 382 subjects given placebo. When interferon was given to 320 subjects “before” the influenza outbreak, these subjects had less illness than the 317 subjects given placebo. It was reported that the interferon treatment was free of adverse events.

In 1969, approximately 14,000 people in Moscow participated in controlled studies of placebo versus interferon treatment during a natural outbreak of Hong Kong influenza. Interferon (about 128 units) or placebo was dripped into the nose daily for 5 days starting about the time of the first reported influenza cases. Interferon treatment significantly (P<0.01) reduced the number of influenza cases.

Intranasal drops of human interferon alpha (5,000 units daily) given for 4 months reduced the frequency and severity of diseases due to influenza A (H3N2 and H1N1) and parainfluenza virus. Data was collected on 83 volunteers in the study. Fever occurred in 6 of 40 volunteers given interferon and in 15 of 43 volunteers given placebo (P<0.01). Subjective symptoms such as headache, cough, fatigue, anorexia, myalgia, etc. occurred in 34% of volunteers given interferon and in 67% of volunteers given placebo (P<0.01).

In 1982, it was reported that human leukocyte interferon (10,000 units/day) or placebo was dripped into the nostrils of 27 children daily for 60 days. The children lived in an orphanage where natural outbreaks of influenza A and influenza B occurred during the treatment period. Interferon did not prevent illness but significantly reduced the duration of fever and reduced the main peak fever. Clinical manifestations of influenza were milder in children given interferon compared to placebo. Adverse events due to interferon therapy were not observed.

During influenza epidemics in 1983, 1984 and 1985, 140 children were treated with a spray of natural human interferon alpha into the nose and mouth twice daily for 3-4 days. The total daily dose was reported to be 700-1600 units. The 53 control children were given traditional Chinese herbs. Children given interferon had a significantly (P<0.01) faster normalization of temperature at 24, 36 and 48 hours after the first treatment. The clinicians reported that pharyngitis and lymphadenosis of the posterior pharynx improved when fever subsided.

Low doses of interferon probably do not have a direct antiviral effect but instead exert an immune modulatory effect through interferon stimulated genes. Influenza studies conducted in the USA, Australia and Germany have shown that oral interferon protects mice against an otherwise fatal influenza infection. In February 2008, the Company filed an IND application with the FDA and plans to launch a Phase 2 clinical study for the 2008 - 2009 influenza season.

Oral Warts in HIV+ Patients.

Oral warts are lesions in the mouth caused by the human papillomaviruses. The FDA has granted Orphan Drug Designation to AMAR for interferon in the treatment of oral warts in HIV+ patients. In Phase 1/2 clinical studies of 36 HIV+ patients with multiple oral warts who were receiving highly active antiretroviral therapy (HAART), efficacy of oral interferon was observed when some subjects achieved a complete or nearly complete regression of their warts.

We launched a placebo-controlled, Phase 2 study in the 1st quarter of 2007. The protocol covers a 24-week, 80-patient study in which 20 patients are receiving placebo and 60 are receiving active treatment at 1500 IU per day. If the current study is successful, a Phase 3 trial to confirm safety and efficacy will be launched in 2009. As of today, 40 oral warts patients have been enrolled at 12 active clinical sites. Enrollment of a further 40 patients at a cost of approximately $120,000 is anticipated by the end of the second quarter of 2008.

Behcet’s Disease.

Behcet’s disease is a severe chronic relapsing inflammatory disorder marked by oral and genital ulcers, eye inflammation (uveitis) and skin lesions, as well as varying multisystem involvement including the joints, blood vessels, central nervous system, and gastrointestinal tract. The oral lesions are an invariable sign, occurring in all patients at some time in the disease. Behcet’s disease is found world-wide, and is a significant cause of partial or total disability. The US patient population has been estimated as 15,000. We filed with the FDA Office of Orphan Drugs and were granted (January 2000) orphan drug status for low dose orally administered IFNa treatment in this condition. A double-blind, placebo-controlled Phase II trial was completed in Turkey on April 2, 2008. Results are expected by the end of the second quarter of 2008.

Chronic Cough in COPD Patients.

Chronic obstructive pulmonary disease (COPD) is a clinical condition with a progressive airflow limitation that is poorly reversible and characteristic of chronic bronchitis and emphysema. The causes of COPD include tobacco smoke, occupational dusts, chemicals, vapors and environmental pollutants. COPD is estimated to affect more that 600 million people worldwide. There are no effective therapies for emphysema, nor are there efficient clinical management strategies. A Phase II study to confirm the ability of low-dose orally administered interferon-alpha to reduce chronic coughing in COPD patients is scheduled to launch in the second quarter of 2008, with results expected by the end of 2008.

Dr. Lorenz Lutherer of Texas Tech University has obtained university funding for a proof-of-concept study to evaluate orally administered IFNα in the treatment chronic cough in COPD patients. This experimental clinical study will be a Phase 2 randomized, double-blind, placebo-controlled, parallel trial in which 40 eligible volunteers with COPD-associated chronic cough will be randomly assigned to one of two groups in equal numbers to receive either IFNα or placebo. Treatment will be given three times daily for 4 weeks, and patients will be followed for 4 weeks post-treatment to assess durability of response. The study will evaluate the ability of IFNα to reduce the frequency and severity of chronic cough in COPD patients. The study will launch in the next 30 days with conclusion targeted for the third quarter of 2008. With additional funding, some subjects with Idiopathic Pulmonary Fibrosis (IPF) can be added to this study to confirm the beneficial effects reported by Dr. Lutherer from a pilot study of low-dose oral interferon treatment of patients with IPF.

In study of subjects with Sjogren’s syndrome, it was noted that chronic dry cough was relieved by oral interferon therapy. Chronic cough in horses with COPD (called inflammatory airway disease) was relieved by oral interferon, but not placebo. These 2 observations provide additional support for conducting a study of oral interferon on chronic coughing in COPD.

Strategic Alliance with HBL

Hayashibara Biochemical Laboratories, Inc. (“HBL”) was established in 1970 to engage in research and development. It is a subsidiary of Hayashibara Company, Ltd., a privately-owned Japanese holding corporation with diversified subsidiaries. For more than 130 years the Hayashibara Company, Ltd. and its predecessors have been applying microbiological technology in the starch industry for the production of maltose and other sugars.

In 1981, HBL established the Fujisaki Institute to accelerate development of industrial methods for the production of biologics and to sponsor clinical trials for such products. In 1985, HBL built the Fujisaki Cell Center to support basic research. In 1987, HBL successfully accomplished the mass production of human cells in an animal host by producing human cells in hamsters. This made it possible to economically produce a natural form of human interferon alpha and other biologics. HBL also has developed and obtained patents for technology relating to the production of interferon alpha-containing lozenges by which the stability of the interferon alpha activity can be maintained for up to 24 months at room temperature and up to five years if the product is refrigerated. The Company believes that the use of such lozenges gives it advantages over competitive technologies in terms of cost, taste and ease of handling. On March 13, 1992, the Company entered into a Joint Development and Manufacturing/Supply Agreement with HBL (the “Development Agreement”). Such Development Agreement was subsequently amended on January 17, 1996; May 10, 1996; and September 7, 2001. The current expiration date of the Development Agreement is March 12, 2011, at which time it will automatically renew for an additional three (3) years, unless the parties agree otherwise. Among other things, the Development Agreement provides the Company with a source of natural human interferon alpha for use in the Company’s interferon alpha-containing products. Additional information on the Development Agreement is set forth in Note 4 to the Financial Statements included in this prospectus.

Strategic Alliance with Nobel

We signed a licensing and supply agreement in September 2004 with a Turkish pharmaceutical company, NOBEL ILAC SANAYII VE TICARET A.S., providing the rights to oral low-dose interferon-alpha for the treatment of Behcet’s disease in Turkey and in Azerbaijan, Bosnia & Herzegovina, Bulgaria, Croatia, Georgia, Kazakhstan, Kyrghyzstan, Macedonia, Romania, Russia, Saudi Arabia, Slovenia, Tajikistan, Turkmenistan, Uzbekistan, and Federal Republic of Yugoslavia.

The license agreement covers a territory whose population is approximately 365 million. In Turkey, where the disease is more than 600 times more prevalent than in the United States, there are from 56,000 to 259,000 people who are afflicted with the disease, according to a review published in the New England Journal of Medicine. The U.S. Food and Drug Administration (FDA) has granted Orphan Drug Designation for this product for the clinical indication of Behcet’s Disease to us. The Orphan Drug Designation is designed to promote the development of treatments for diseases rare in the United States and provides certain marketing exclusivity incentives outlined under the Orphan Drug Act.

Under the terms of the agreement, Amarillo and NOBEL will conduct Behcet’s disease studies in Turkey under an Investigating New Drug (IND) Application submitted by ABI to the U.S. FDA. U.S. FDA approval will be sought and this FDA approval will be owned by ABI, but will be used by NOBEL to seek regulatory approval in each country to which the licensing rights apply.

A 12 week Phase II, placebo-controlled dose-ranging study of 85 patients with Behcet’s disease was completed in Turkey on April 2, 2008. Final results are expected to be available by the end of the second quarter of 2008. If the Phase 2 data are encouraging, then NOBEL will conduct a Phase 3 study before a New Drug Application (NDA) can be submitted to the US FDA.

Strategic Alliance with Bumimedic

We have also entered into a distribution agreement with Bumimedic (Malaysia) Sdn. Bhd, a Malaysian pharmaceutical company that is a part of the Antah HealthCare Group, to market our low-dose interferon (natural human IFN) in Malaysia. Bumimedic will seek registration for ABI’s natural human IFN and commence marketing the product after approval. The terms of the agreement call for Bumimedic to manufacture lozenges from our bulk natural human IFN (which is supplied by Hayashibara Biochemical Laboratories); package the lozenges and distribute them to local hospitals, pharmacies and clinics in Malaysia. Pursuant to the agreement, we will receive a series of payments, in three stages: upon formal execution of the distribution agreement, upon regulatory approval, and upon production. We will also receive a royalty on the sale of the natural human IFN.

Strategic Alliance with CytoPharm

In November 2006, we entered into a License and Supply Agreement with CytoPharm, Inc., a Taipei, Taiwan-based biopharmaceutical company whose parent company is Vita Genomics, Inc., the largest biotech company in Taiwan specializing in pharmacogenomics and specialty Clinical Research Organization. Under the terms of the Agreement, CytoPharm and its subsidiary will conduct all clinical trials, and seek to obtain regulatory approvals in both China and Taiwan (the “Territory”) to launch our low dose oral interferon in the Territory for influenza and hepatitis B (“HBV”) and hepatitis C (“HCV”) indications. CytoPharm has entered into discussions with regulatory agencies in the Territory to conduct clinical trials for oral interferon treatment of hepatitis B and influenza, which are expected to commence in 2008. According to the Agreement, CytoPharm will make payments to us upon reaching certain milestones and will also pay royalties on low dose oral interferon sales in the Territory. C.

Cytopharm plans to launch a Phase II, placebo-controlled, dose-ranging study of 165 hepatitis C virus infected patients in Taiwan in the third quarter of 2008. The study is designed to test the ability of low-dose orally administered interferon-alpha to reduce the virolgic relapse rate of patients who have completed standard therapy with pegylated interferon plus ribavirin. Treatment time is 6 months with 6 months of post treatment observation. Results are expected by the end of 2009.

In March 2008, we entered into a Supply Agreement for Animal Health with CytoPharm, Inc. Under the terms of the Agreement, CytoPharm will conduct all clinical trials, and seek to obtain regulatory approvals in China and Taiwan (the “Territory”) to launch our low dose oral interferon in the Territory for treatment of diseases and other healthcare applications of swine, cattle and poultry. CytoPharm will make payments to us upon reaching certain milestones and will also pay royalties on low dose oral interferon sales in the Territory.

Patents and Proprietary Rights

Since our inception, we have worked to build an extensive patent portfolio for low-dose orally administered interferon. This portfolio consists of patents with claims that encompass method of use or treatment, composition of matter and manufacturing. We presently own or license eleven patents, two pending patents related to low-dose orally delivered interferon, and one issued patent on our dietary supplement, as listed below:

Patents with Method of Treatment Claims for Interferon Alpha

1. "TREATMENT OF IMMUNO-RESISTANT DISEASE" as described and claimed in U.S. Patent No. 5,019,382 issued May 1991, Licensed. Expiration: May 2008.

2. "TREATMENT OF BACTERIAL INFECTION WITH ORAL INTERFERON-ALPHA" as described and claimed in U.S. Patent No. 5,817,307 issued October 1998, Licensed. Expiration: October 2015.

3. "TREATMENT OF VIRAL DISEASE WITH ORAL INTERFERON-ALPHA" as described and claimed in U.S. Patent No. 5,830,456 issued November 1998, Licensed. Expiration: May 2008.

4. "TREATMENT OF NEOPLASTIC DISEASE WITH ORAL INTERFERON" as described and claimed in U.S. Patent No. 5,824,300 issued October 1998, Licensed. Expiration: October 2015.

5. "TREATMENT OF AUTOIMMUNE DISORDERS WITH ORAL INTERFERON" as described and claimed in U.S. Patent No. 5,846,526 issued December 1998, Licensed. Expiration: December 2015.

6. "TREATMENT OF HYPERALLERGENIC RESPONSE" as described and claimed in U.S. Patent No. 5,882,640 issued March 1999, Licensed. Expiration: March 2016.

7. "LOW-DOSE ORAL ADMINISTRATION OF INTERFERONS” as described and claimed in U.S. Patent No. 5,910,304 issued June 1999, Licensed. Expiration: December 2010.

8. "TREATMENT OF FIBROMYALGIA WITH LOW DOSE INTERFERON" as described and claimed in U.S. Patent No. 6,036,949 issued March 2000, Owned. Expiration: March 2018.

9. "INTERFERON-ALPHA MEDIATED UPREGULATION OF AQUAPORIN EXPRESSION" as described and claimed in U.S. Patent No. 6,506,377 issued January 2003, Owned. Expiration: September 2021.

Patents with Formulation Claims

1. "SEMI-SOLID PHARMACEUTICAL AGENT AND PROCESS TO PRODUCE THE SAME” as described and claimed in U.S. Patent No. 5,489,577 issued February 1996, Licensed. Expiration: June 2013.

2. "INTERFERON DOSAGE FORM AND METHOD THEREFOR" as described and claimed in U.S. Patent No. 6,372,218 B1 issued April 2002, Licensed. Expiration: April 2019.

3. "COMPOSITION AND METHOD FOR PROMOTING ORAL HEALTH" as described and claimed in U.S. Patent No. 6,656,920 B2 issued December 2003, Owned. Expiration: April 2023.

There are no current patent litigation proceedings involving us.

Competition

The pharmaceutical industry is an expanding and rapidly changing industry characterized by intense competition. We believe that our ability to compete will be dependent in large part upon our ability to continually enhance and improve our products and technologies. In order to do so, we must effectively utilize and expand our research and development capabilities and, once developed, expeditiously convert new technology into products and processes, which can be commercialized. Competition is based primarily on scientific and technological superiority, technical support, availability of patent protection, access to adequate capital, the ability to develop, acquire and market products and processes successfully, the ability to obtain governmental approvals and the ability to serve the particular needs of commercial customers. Corporations and institutions with greater resources than us may, therefore, have a significant competitive advantage. Our potential competitors include entities that develop and produce therapeutic agents for treatment of human and animal disease. These include numerous public and private academic and research organizations and pharmaceutical and biotechnology companies pursuing production of, among other things, biologics from cell cultures, genetically engineered drugs and natural and chemically synthesized drugs. Some of competitors are Roche, Schering, Berlex, Serono, Biogen, InterMune and Hemispherix.

United States Regulation

Before any of our products can be marketed in the United States, they must receive approval from the FDA. To receive this approval, any drug we develop must undergo rigorous preclinical testing and clinical trials that demonstrate the product candidate’s safety and effectiveness for each indicated use. This extensive regulatory process controls, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale, and distribution of pharmaceutical products.

In general, before any ethical pharmaceutical product can be marketed in the United States the process typically required by the FDA:

•	preclinical laboratory and animal tests;

•	submission of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use;

•	pre-approval inspection of manufacturing facilities and selected clinical investigators;

•	Submission of a New Drug Application (NDA) to the FDA; and

•	FDA approval of an, or NDA, or of an NDA supplement (for subsequent indications or other modifications, including a change in location of the manufacturing facility).

Preclinical Testing

In the United States, drug candidates are tested in animals until adequate proof of safety and efficacy is established. These preclinical studies generally evaluate the mechanism of action and pharmacology of the product and assess the potential safety and efficacy of the product. Tested compounds must be produced according to applicable current good manufacturing practice (cGMP) requirements and preclinical safety tests must be conducted in compliance with FDA and international regulations regarding good laboratory practices (GLP). The results of the preclinical tests, together with manufacturing information and analytical data, are generally submitted to the FDA as part of an investigational new drug application, or IND, which must become effective before human clinical trials may commence. The IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA requests an extension or raises concerns about the conduct of the clinical trials as outlined in the application. If the FDA has any concerns, the sponsor of the application and the FDA must resolve the concerns before clinical trials can begin. Regulatory authorities may require additional preclinical data before allowing the clinical studies to commence or proceed from one Phase to another, and could demand that the studies be discontinued or suspended at any time if there are significant safety issues. Furthermore, an independent institutional review board, or IRB, for each medical center proposing to participate in the conduct of the clinical trial must review and approve the clinical protocol and patient informed consent form before the center commences the study.

Clinical Trials

Clinical trials for new drug candidates are typically conducted in three sequential phases that may overlap. In Phase 1, the initial introduction of the drug candidate into human volunteers, the emphasis is on testing for safety or adverse effects, dosage, tolerance, metabolism, distribution, excretion, and clinical pharmacology. Phase 2 involves studies in a limited patient population to determine the initial efficacy of the drug candidate for specific targeted indications, to determine dosage tolerance and optimal dosage and to identify possible adverse side effects and safety risks. Once a compound shows evidence of effectiveness and is found to have an acceptable safety profile in Phase 2 evaluations, pivotal Phase 3 trials are undertaken to more fully evaluate clinical outcomes and to establish the overall risk/benefit profile of the drug, and to provide, if appropriate, an adequate basis for product labeling. During all clinical trials, physicians will monitor patients to determine effectiveness of the drug candidate and to observe and report any reactions or safety risks that may result from use of the drug candidate. The FDA, the IRB, or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk.

The data from the clinical trials, together with preclinical data and other supporting information that establishes a drug candidate’s safety, are submitted to the FDA in the form of a new drug application, or NDA, or NDA supplement (for approval of a new indication if the product candidate is already approved for another indication). Under applicable laws and FDA regulations, each NDA submitted for FDA approval is usually given an internal administrative review within 45 to 60 days following submission of the NDA. If deemed complete, the FDA will “file” the NDA, thereby triggering substantive review of the application. The FDA can refuse to file any NDA that it deems incomplete or not properly reviewable. The FDA has established internal substantive review goals of six months for priority NDA’s (for drugs addressing serious or life threatening conditions for which there is an unmet medical need) and ten months for regular NDA’s. The FDA, however, is not legally required to complete its review within these periods, and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, is not typically an actual approval, but an “action letter” that describes additional work that must be done before the NDA can be approved. The FDA’s review of a NDA may involve review and recommendations by an independent FDA advisory committee. The FDA may deny approval of an NDA or an NDA supplement if the applicable regulatory criteria are not satisfied, or it may require additional clinical data and/or an additional pivotal Phase 3 clinical trial. Even if such data are submitted, the FDA may ultimately decide that the NDA or NDA supplement does not satisfy the criteria for approval.

Data Review and Approval

Substantial financial resources are necessary to fund the research, clinical trials, and related activities necessary to satisfy FDA requirements or similar requirements of state, local, and foreign regulatory agencies. It normally takes many years to satisfy these various regulatory requirements, assuming they are satisfied. Information generated in this process is susceptible to varying interpretations that could delay, limit, or prevent regulatory approval at any stage of the process. Accordingly, the actual time and expense required to bring a product to market may vary substantially. We cannot assure you that we will submit applications for required authorizations to manufacture and/or market potential products or that any such application will be reviewed and approved by the appropriate regulatory authorities in a timely manner, if at all. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit, or prevent regulatory approval. Success in early stage clinical trials does not ensure success in later stage clinical trials. Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations, and dosages, or have conditions placed on them that restrict the commercial applications, advertising, promotion, or distribution of these products.

Once issued, the FDA may withdraw product approval if ongoing regulatory standards are not met or if safety problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. The FDA may also request additional clinical trials after a product is approved. These so-called Phase 4 studies may be made a condition to be satisfied after a drug receives approval. The results of Phase 4 studies can confirm the effectiveness of a product candidate and can provide important safety information via the FDA’s voluntary adverse drug reaction reporting system. Any products manufactured or distributed by us pursuant to FDA approvals would be subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the good manufacturing practices regulations and other FDA regulatory requirements. If our present or future suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution, or withdraw approval of the NDA for that drug. Furthermore, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

The FDA closely regulates the marketing and promotion of drugs. Approval may be subject to post-marketing surveillance and other record keeping and reporting obligations, and involve ongoing requirements. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising, and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturers’ communications on the subject of off-label use.

505(b)(2)

The traditional approval process for New Drugs is set out in Section 505(b)(1) of the Federal Food, Drug, and Cosmetic Act. An alternative path to FDA approval is for new or improved formulations of previously approved products. This alternative path, established by section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, permits the applicant to rely on certain preclinical or clinical studies conducted for an approved product as some of the information required for approval and for which the applicant has not obtained a right of reference. The FDA may also require companies to perform additional studies to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the indications for which the referenced product was approved, as well as for any new indications sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book publication. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is valid or will not be infringed by the new product. If the applicant does not challenge the listed patents, the Section 505(b)(2) application will not be approved until all the listed patents claiming the referenced product have expired. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. These, very limited, circumstances are (i) an inability to supply the drug in sufficient quantities or (ii) a situation in which a new formulation of the drug has shown superior safety or efficacy. This exclusivity, however, also could block the approval of our product for seven years if a competitor obtains earlier approval of the same drug for the same indication.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all EU member states. This authorization is a marketing authorization application (“MAA”). The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure (“MRP”).

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our investigational drugs or approval of new diseases for our existing products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Research and Development

During the years ended December 31, 2007 and 2006, the Company incurred research and development expenses of $530,867 and $535,075, respectively. During the quarters ended March 31, 2008 and 2007, the Company incurred research and development expenses of $215,892 and $131,012, respectively.

Employees

We have 7 full-time employees and 1 part-time employee based in Amarillo, Texas. Of these employees, 3 are executive officers and 4 work in administrative and research and development capacities. We also use consultants in business and research development.

DESCRIPTION OF PROPERTY

Our executive and administrative offices are located at 4134 Business Park Drive, Amarillo, Texas in a 3,600 square-foot facility rented by us. The lease expires on December 31, 2008 and our monthly rent is $1,850 per month. We believe that the facilities are well maintained and generally suitable and adequate for our current and projected operating needs.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  As of the date of this prospectus, we were not aware of any such legal proceedings or claims against us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

Company Goal –  FDA Approval and Commercialization of Oral Interferon.

We are engaged in developing biologics for the treatment of human and animal diseases. We focus our research on human health diseases for the use of low-dose orally administered natural human interferon alpha.

We own or license eleven issued United States patents relating to the use or composition of low-dose oral natural interferon alpha and one patent on the dose formulation of our dietary supplement. We have filed with the U.S. Food and Drug Administration (“FDA”), and there now are in effect, six Investigational New Drug (“IND”) Applications covering indicated uses for low-dose oral interferon alpha, including treatment of Behcet’s disease, oral warts in HIV+ patients, chronic cough, hepatitis C virus infection and influenza.

Our objective is to exploit our proprietary technology to become a leader in the field of low-dose oral applications of interferon alpha. Our business strategy is to pursue those indications for low-dose oral interferon alpha treatment for which initial clinical research has indicated the treatment is efficacious and which, in our opinion, have the greatest commercial potential and are most likely to be approved by the FDA.

Chronic Cough in COPD Patients. Chronic obstructive pulmonary disease (COPD) is a clinical condition with a progressive airflow limitation that is poorly reversible and characteristic of chronic bronchitis and emphysema. The causes of COPD include tobacco smoke, occupational dusts, chemicals, vapors and environmental pollutants. COPD is estimated to affect more that 600 million people worldwide. There are no effective therapies for emphysema, nor are there efficient clinical management strategies. A Phase 2 study to confirm the ability of low-dose orally administered interferon-alpha to reduce chronic coughing in COPD patients is scheduled to launch in the second quarter of 2008, with results expected by the end of 2008.

Dr. Lorenz Lutherer of Texas Tech University has obtained university funding for a proof-of-concept study to evaluate orally administered IFNα in the treatment chronic cough in COPD patients. This experimental clinical study will be a Phase 2 randomized, double-blind, placebo-controlled, parallel trial in which 40 eligible volunteers with COPD-associated chronic cough will be randomly assigned to one of two groups in equal numbers to receive either IFNα or placebo. Treatment will be given three times daily for 4 weeks, and patients will be followed for 4 weeks post-treatment to assess durability of response. The study will evaluate the ability of IFNα to reduce the frequency and severity of chronic cough in COPD patients. The study will launch in the next 30 days with conclusion targeted for the third quarter of 2008. With additional funding, some subjects with Idiopathic Pulmonary Fibrosis (IPF) can be added to this study to confirm the beneficial effects reported by Dr. Lutherer from a pilot study of low-dose oral interferon treatment of patients with IPF.

Behcet’s Disease. Behcet’s disease is a severe chronic relapsing inflammatory disorder marked by oral and genital ulcers, eye inflammation (uveitis) and skin lesions, as well as varying multisystem involvement including the joints, blood vessels, central nervous system, and gastrointestinal tract. The oral lesions are an invariable sign, occurring in all patients at some time in the disease. Behcet’s disease is found world-wide, and is a significant cause of partial or total disability. The US patient population has been estimated as 15,000. The FDA’s Office of Orphan Drugs has granted AMAR orphan drug status for low dose orally administered Interferon-alpha treatment in this condition. A double-blind, placebo-controlled Phase 2 trial was completed in Turkey on April 2, 2008. Results are expected by the end of the second quarter of 2008.

Oral Warts in HIV+ Patients. Oral warts are lesions in the mouth caused by the human papillomaviruses. The FDA has granted Orphan Drug Designation to AMAR for interferon in the treatment of oral warts in HIV+ patients. In Phase 1/2 clinical studies of 36 HIV+ patients with multiple oral warts who were receiving highly active antiretroviral therapy (HAART), potential efficacy of oral interferon was observed when some subjects achieved a complete or nearly complete regression of their warts.

AMAR launched a placebo-controlled, Phase 2 study in the 1st quarter of 2007. The protocol covers a 24-week, 80-patient study in which 20 patients will receive placebo and 60 will receive active treatment at 1500 IU per day. If the current study is successful, a Phase 3 trial to confirm safety and efficacy will be launched in 2009. As of today, 43 oral warts patients have been enrolled at 12 active clinical sites. Enrollment of a further 37 patients at a cost of approximately $111,000 is anticipated by the end of the third quarter of 2008.

Influenza. Influenza (the flu) is a contagious respiratory illness caused by influenza viruses. It can cause mild to severe illness, and at times can lead to death. Influenza usually starts suddenly and may include the following symptoms: 1) fever (usually high), 2) headache, 3) tiredness (can be extreme), 4) cough, 5) sore throat, 6) runny or stuffy nose, 7) body aches, and 8) digestive problems such as diarrhea, nausea and vomiting. Complications of flu can include bacterial pneumonia, ear infections, sinus infections, dehydration, and worsening of chronic medical conditions, such as congestive heart failure, asthma, or diabetes.

Flu viruses spread mainly from person to person through coughing or sneezing. Sometimes people may become infected by touching something with flu viruses on it and then touching their mouth or nose. Most healthy adults may be able to infect others beginning 1 day before symptoms develop and up to 5 days after becoming sick. That means that a person may be able to pass on the flu to someone else before they know they are sick, as well as while they are sick.

Influenza A viruses are divided into subtypes based on 2 proteins on the surface of the virus: the hemagglutinin (H) and the neuraminidase (N). There are 16 different H subtypes and 9 different N subtypes, all of which have been found among influenza A viruses in wild birds. Wild birds are the primary natural reservoir for all subtypes of influenza A viruses and are thought to be the source of influenza A viruses in all other animals. Most influenza viruses cause asymptomatic or mild infection in birds; however, the range of symptoms in birds varies greatly depending on the strain of virus. Infection with certain avian influenza A viruses (for example, some strains of H5 and H7 viruses) can cause widespread disease and death among some species of wild and especially domestic birds such as chickens and turkeys.

Pigs can be infected with both human and avian influenza viruses in addition to swine influenza viruses. Infected pigs get symptoms similar to humans, such as cough, fever and runny nose. Because pigs are susceptible to avian, human and swine influenza viruses, they potentially may be infected with influenza viruses of different species (e.g., ducks and humans) at the same time. If this happens, it is possible for the genes of these viruses to mix and create a new virus. For example if a pig were infected with a human influenza virus and an avian influenza virus at the same time, the viruses could mix (reassort) and produce a new virus with most of the genes from the human virus, but a hemagglutinin and/or neuraminidase from the avian virus. The resulting new virus would likely to be able to infect humans and spread from person to person, but it would have surface proteins (hemagglutinin and/or neuraminidase) not previously seen in influenza viruses that infect humans. This type of major change in the influenza A viruses is known as antigenic shift. Antigenic shift results when a new influenza A subtype to which most people have little or no immune protection infects humans. If this new virus causes illness in people and can be transmitted easily from person to person, an influenza pandemic can occur.

Influenza A viruses are found in many different animals, including ducks, chickens, pigs, whales, horses and seals. Influenza B viruses circulate widely only among humans. While it is unusual for people to get influenza infections directly from animals, sporadic human infections and outbreaks caused by certain avian influenza A viruses have been reported.

A number of natural outbreak or challenge studies indicate that low doses of IFNα given orally and/or intranasally are safe and effective at treating human flu. IFNα administered intranasally coats the oropharynx and comes in contact with the same receptors as IFNα administered orally. Leukocyte interferon was given in low doses intranasally for 3 consecutive days to 374 subjects “at the height” of an influenza outbreak. Interferon-treated subjects had less severe illness than 382 subjects given placebo. When interferon was given to 320 subjects “before” the influenza outbreak, these subjects had less illness than the 317 subjects given placebo. It was reported that the interferon treatment was free of adverse events.

In 1969, approximately 14,000 people in Moscow participated in controlled studies of placebo versus interferon treatment during a natural outbreak of Hong Kong influenza. Interferon (about 128 units) or placebo was dripped into the nose daily for 5 days starting about the time of the first reported influenza cases. Interferon treatment significantly (P<0.01) reduced the number of influenza cases.

Intranasal drops of human interferon alpha (5,000 units daily) given for 4 months reduced the frequency and severity of diseases due to influenza A (H3N2 and H1N1) and parainfluenza virus. Data was collected on 83 volunteers in the study. Fever occurred in 6 of 40 volunteers given interferon and in 15 of 43 volunteers given placebo (P<0.01). Subjective symptoms such as headache, cough, fatigue, anorexia, myalgia, etc. occurred in 34% of volunteers given interferon and in 67% of volunteers given placebo (P<0.01).

In 1982, it was reported that human leukocyte interferon (10,000 units/day) or placebo was dripped into the nostrils of 27 children daily for 60 days. The children lived in an orphanage where natural outbreaks of influenza A and influenza B occurred during the treatment period. Interferon did not prevent illness but significantly reduced the duration of fever and reduced the main peak fever. Clinical manifestations of influenza were milder in children given interferon compared to placebo. Adverse events due to interferon therapy were not observed.

During influenza epidemics in 1983, 1984 and 1985, 140 children were treated with a spray of natural human interferon alpha into the nose and mouth twice daily for 3-4 days. The total daily dose was reported to be 700-1600 units. The 53 control children were given traditional Chinese herbs. Children given interferon had a significantly (P<0.01) faster normalization of temperature at 24, 36 and 48 hours after the first treatment. The clinicians reported that pharyngitis and lymphadenosis of the posterior pharynx improved when fever subsided.

Low doses of interferon probably do not have a direct antiviral effect but instead exert an immune modulatory effect through interferon stimulated genes. Influenza studies conducted in the USA, Australia and Germany have shown that oral interferon protects mice against an otherwise fatal influenza infection. In February 2008, the Company filed an IND application with the FDA and plans to launch a Phase 2 clinical study for the 2008 - 2009 influenza season.

Strategic Alliance with HBL. Hayashibara Biochemical Laboratories, Inc. (“HBL”) was established in 1970 to engage in research and development. It is a subsidiary of Hayashibara Company, Ltd., a privately-owned Japanese holding corporation with diversified subsidiaries. For more than 130 years the Hayashibara Company, Ltd. and its predecessors have been applying microbiological technology in the starch industry for the production of maltose and other sugars.

In 1981, HBL established the Fujisaki Institute to accelerate development of industrial methods for the production of biologics and to sponsor clinical trials for such products. In 1985, HBL built the Fujisaki Cell Center to support basic research. In 1987, HBL successfully accomplished the mass production of human cells in an animal host by producing human cells in hamsters. This made it possible to economically produce a natural form of human interferon alpha and other biologics. HBL also has developed and obtained patents for technology relating to the production of interferon alpha-containing lozenges by which the stability of the interferon alpha activity can be maintained for up to 24 months at room temperature and up to five years if the product is refrigerated. The Company believes that the use of such lozenges gives it advantages over competitive technologies in terms of cost, taste and ease of handling. On March 13, 1992, the Company entered into a Joint Development and Manufacturing/Supply Agreement with HBL (the “Development Agreement”). Such Development Agreement was subsequently amended on January 17, 1996; May 10, 1996; and September 7, 2001. The current expiration date of the Development Agreement is March 12, 2011, at which time it will automatically renew for an additional three (3) years, unless the parties agree otherwise. Among other things, the Development Agreement provides the Company with a source of natural human interferon alpha for use in the Company’s interferon alpha-containing products.

Strategic Alliance with Nobel. We signed a licensing and supply agreement in September 2004 with a Turkish pharmaceutical company, NOBEL ILAC SANAYII VE TICARET A.S., providing the rights to oral low-dose interferon-alpha for the treatment of Behcet’s disease in Turkey and in Azerbaijan, Bosnia & Herzegovina, Bulgaria, Croatia, Georgia, Kazakhstan, Kyrghyzstan, Macedonia, Romania, Russia, Saudi Arabia, Slovenia, Tajikistan, Turkmenistan, Uzbekistan, and Federal Republic of Yugoslavia.

The license agreement covers a territory whose population is approximately 365 million. In Turkey, where the disease is more than 600 times more prevalent than in the United States, there are from 56,000 to 259,000 people who are afflicted with the disease, according to a review published in the New England Journal of Medicine. The U.S. Food and Drug Administration (FDA) has granted Orphan Drug Designation for this product for the clinical indication of Behcet’s Disease to us. The Orphan Drug Designation is designed to promote the development of treatments for diseases rare in the United States and provides certain marketing exclusivity incentives outlined under the Orphan Drug Act.

Under the terms of the agreement, Amarillo and NOBEL will conduct Behcet’s disease studies in Turkey under an Investigating New Drug (IND) Application submitted by ABI to the U.S. FDA. U.S. FDA approval will be sought and this FDA approval will be owned by ABI, but will be used by NOBEL to seek regulatory approval in each country to which the licensing rights apply.

A 12 week Phase II, placebo-controlled dose-ranging study of 85 patients with Behcet’s disease was completed in Turkey on April 2, 2008. Final results are expected to be available by the end of the second quarter of 2008. If the Phase 2 data are encouraging, then NOBEL will conduct a Phase 3 study before a New Drug Application (NDA) can be submitted to the US FDA.

Strategic Alliance with Bumimedic. In January 2006 we entered into a license and distribution agreement with Bumimedic (Malaysia) Sdn. Bhd, a Malaysian pharmaceutical company that is a part of the Antah HealthCare Group, to market our low-dose interferon (natural human IFN) in Malaysia. Bumimedic will seek registration for the Company’s natural human IFN and commence marketing the product after approval. The terms of the agreement call for Bumimedic to manufacture lozenges from our bulk natural human IFN (which is supplied by Hayashibara Biochemical Laboratories); package the lozenges and distribute them to local hospitals, pharmacies and clinics in Malaysia. Pursuant to the agreement, we will receive a series of payments, in three stages: upon formal execution of the distribution agreement, upon regulatory approval, and upon production. We will also receive a royalty on the sale of the natural human IFN.

Strategic Alliance with CytoPharm. In November 2006, we entered into a License and Supply Agreement with CytoPharm, Inc., a Taipei, Taiwan-based biopharmaceutical company whose parent company is Vita Genomics, Inc., the largest biotech company in Taiwan specializing in pharmacogenomics and specialty Clinical Research Organization. Under the terms of the Agreement, CytoPharm and its subsidiary will conduct all clinical trials, and seek to obtain regulatory approvals in both China and Taiwan (the “Territory”) to launch our low dose oral interferon in the Territory for influenza and hepatitis B (“HBV”) and hepatitis C (“HCV”) indications. CytoPharm has entered into discussions with regulatory agencies in the Territory to conduct clinical trials for oral interferon treatment of hepatitis B and influenza, which are expected to commence in 200 8. According to the Agreement, CytoPharm will make payments to us upon reaching certain milestones and will also pay royalties on low dose oral interferon sales in the Territory.

Cytopharm plans to launch a Phase II, placebo-controlled, dose-ranging study of 165 hepatitis C virus infected patients in Taiwan in the third quarter of 2008. The study is designed to test the ability of low-dose orally administered interferon-alpha to reduce the virolgic relapse rate of patients who have completed standard therapy with pegylated interferon plus ribavirin. Treatment time is 6 months with 6 months of post treatment observation. Results are expected by the end of 2009.

In March 2008, we entered into a Supply Agreement for Animal Health with CytoPharm, Inc. Under the terms of the Agreement, CytoPharm will conduct all clinical trials, and seek to obtain regulatory approvals in China and Taiwan (the “Territory”) to launch our low dose oral interferon in the Territory for treatment of diseases and other healthcare applications of swine, cattle and poultry. CytoPharm will make payments to us upon reaching certain milestones and will also pay royalties on low dose oral interferon sales in the Territory.

Nutraceutical Product. The Company sells anhydrous crystalline maltose (ACM) as Maxisal® to individuals and to pharmacies in the USA and to licensed distributors overseas. The company seeks to out-license Maxisal®.

Equity Funding. In January 2008, we entered into agreements with Firebird Global Master Fund, Ltd. for the sale of 1,000 shares of our Series A Preferred Stock, which is convertible into 4,000,000 shares of common stock, and warrants to purchase an additional 4,000,000 shares of common stock at $0.30 per share. We also issued to MidSouth Capital Markets Group, Inc. (“MidSouth”), the selling/placement agent in the private placement, warrants to purchase 640,000 shares of our common stock on the same terms and conditions as the warrants issued to Firebird. The warrants were issued to MidSouth pursuant to an agreement entered into with MidSouth in September 2007 to engage MidSouth to act as our placement agent in connection with a future private placement. Pursuant to the agreement, MidSouth was to receive for its services a warrant to purchase shares of our common stock equal to 8% of the number of common shares to be issued on an as converted basis in the private placement, with an exercise price of $.30 per share and exercisable for 5 years from the date of issuance.

Results of Operations for Three Months ended March 31, 2008 as compared to Three Months ended March 31, 2007

Revenues. During the three-month period ended March 31, 2008, $888 from dietary supplement sales was generated compared to dietary supplement sales for the three-month period ended March 31, 2007, of $534, an increase of $354 or approximately 66%. In the three-month period ended March 31, 2007 a $40,000 sublicense fee was collected. No license fees were collected during the first quarter of 2008. There were no sales of interferon products during the first three months of 2007 or 2008.

Research and Development Expenses. Research and development expenses of $215,892 were incurred for the three month period ended March 31, 2008, compared to $131,012 for the three month period ended March 31, 2007, an increase of $84,880 (65%). The increase was mostly from $90,000 of advertising costs for patient recruitment in the clinical trials.

Selling, General and Administrative Expenses. Selling, general and administrative expenses of $403,684 were incurred for the three-month period ended March 31, 2008, compared to $633,575 for the three-month period ended March 31, 2007, a decrease of $229,891 (36%). Approximately half of this decrease is from non-cash items. Black-Scholes option, stock grant and stock for service expenses were $95,871 during the first quarter of 2008 compared to $224,287 the first quarter of 2007, a decrease of $128,416 (57%). The other half of the decrease in selling, general and administrative expenses in the first quarter of 2008 compared to the first quarter in 2007 is from several items. Vacation expense was $6,276 for the three-month period ended March 31, 2008 compared to $34,522 for the three-month period ended March 31, 2007, a reduction of $28,246 (82%). License fee and royalty expenses were $7,500 in the three-month period ended March 31, 2008 compared to $27,491 in the three-month period ended March 31, 2007, a $19,991 decrease (73%). Travel expenses were $8,795 in the three-month period ended March 31, 2008 compared to $17,280 in the three-month period ended March 31, 2007, a decrease of $8,485 (49%). General legal expenses were $6,934 lower in Q1 2008 than Q1 2007. Selling, general and administrative expenses for employee compensation during the first quarter of 2008 were $112,816 compared to $120,401 in Q1 2007, a decrease of $7,585.

Non-cash Consulting Activities. During the first quarter of 2008, the Board of Directors authorized the issuance of 190,000 shares of common stock to consultants: 90,000 shares to CEOcast on February 26, 2008 ($27,900 fair value) and 100,000 shares to David Stewart on March 31, 2008 ($29,000 fair value). The shares to David Stewart were issued in a 25,000 share portion on March 31 and are to be issued on June 30, September 30 and December 31 during fiscal 2008. The accumulated value of the above mentioned stock for the first three months of 2008 is $56,900 for non-cash consulting compensation. The Board of Directors also authorized the issuance of 50,000 options ($10,121) each to two consultants, Dr. Kimball Austin Miller and Dr. Elaine King Miller. 12,500 Options each vested on March 31, 2008 and 12,500 options each will invest on June 30, September 30 and December 31 during fiscal 2008. As of March 31, 2008, $5,060 of expense has been recognized from these options. Non-cash consulting activities totaled $40,210 during the first three months of 2008. In the first three months of 2007, non-cash consulting compensation was $166,000.

Other Income. During the three-month period ended March 31, 2008, $1,371 from interest and investment income was generated compared to $1,253 from interest income for the three-month period ended March 31, 2007, an increase of $118 or approximately 9%.

Net Loss. As a result of the above, in the three-month period ended March 31, 2008, the Company's net loss was $640,092 compared to a net loss for the three-month period ended March 31, 2007 of $745,206.

Liquidity and Capital Resources

On March 31, 2008, the Company had available cash and short-term treasuries of $255,635 and had a working capital deficit (current assets less current liabilities) of approximately $2,400,000. Current liabilities include two $1 million notes plus $505,150 of accrued interest owed to Hayashibara Biochemical Laboratories, Inc. (HBL), the Company’s largest shareholder. Assuming there is no decrease in current accounts payable, and accounting for various one–time expenses, the Company’s negative cash flow for operating activities plus equipment purchases, patent filings and excluding payment of $200,000 of accrued interest to HBL (burn rate) is approximately $150,000 per month. The Company's continued losses and lack of liquidity raise substantial doubt about whether the Company is able to continue as a going concern for a reasonable period of time. The Company's ability to continue as a going concern is dependent upon several factors including, but not limited to, the Company's ability to generate sufficient cash flows to meet its obligations on a timely basis, obtain additional financing and continue to obtain supplies and services from its vendors. The Company will need to raise additional funds in order to fully execute its 2008 Plan.

Results of Operations for the Year Ended December 31, 2007 as Compared to the Year Ended December 31, 2006

Revenues.  During the fiscal year ended December 31, 2007, $70,069 from product sales, sublicense fees and royalties was generated compared to $73,919 for the fiscal year ended December 31, 2006, a decrease of $3,850 or approximately 5.2%.  Revenue from federal research grants during the fiscal year ended December 31, 2006 was $60,023.  No federal research grant funds were received in 2007.

Selling, General and Administrative Expenses. Selling, General and Administrative expenses of $1,956,838 were incurred for the fiscal year ended December 31, 2007, compared to $2,288,045 for the fiscal year ended December 31, 2006, a decrease of $331,177 or approximately 14%.   Salaries and wages were $84,604 lower in 2007.   Most of the reduction in salaries and wages can be accounted for by employee stock grant, options and accrued vacation expenses that were $70,606 lower in 2007. Fund raising fees were $91,043 lower in 2007 than 2006 since private placement stock sales were lower in 2007.  Professional fees were $115,378 lower in 2007.

Non-Cash Consulting Activities . During the year ended December 31, 2007, 200,000 shares of restricted stock were issued to consultants in lieu of cash payments. Based upon the common stock trading price at the times of issuance and FASB rules, a non-cash consulting expense of $166,000 was recorded.   During 2006, 87,309 shares of restricted common stock were issued to consultants in lieu of cash payments and a non-cash consulting expense of $49,835 recorded for the issuance of these shares.  During 2007, the Company issued 1,610,000 options and warrants to consultants and recognized expense of $644,723.  During 2006, the Company issued 945,500 options to consultants and recognized expense of $737,863.

In the third and fourth quarter of 2007, consultants exercised 350,000 options for $.20 per share, generating $70,000.  In the second quarter of 2006, consultants exercised 250,000 options for $0.10 per share, generating $25,000 in cash. The rest of the options and warrants issued to consultants have not been exercised.

Research and Development Expenses.   Research and Development expenses of $530,867 were incurred for the fiscal year ended December 31, 2007, compared to $535,075 for the fiscal year ended December 31, 2006, a decrease of $4,208 or approximately 0.8%.

Net Income (Loss).  Net Loss applicable to common shareholders for the fiscal year ended December 31, 2007 was $2,506,073 compared to a Net Loss of $2,777,661 for the fiscal year ended December 31, 2006, a decrease of $271,588 or approximately 10%.

Liquidity and Capital Resources

At December 31, 2007, we had available cash of approximately $47,184 and had a working capital deficit (current assets less current liabilities) of approximately $2,702,104. Current liabilities include two $1,000,000 notes plus $682,773 of accrued interest owed to Hayashibara Biochemical Laboratories, Inc. (HBL), our largest shareholder and benefactor. Assuming there is no decrease in current accounts payable, and accounting for various one-time expenses, our negative cash flow for operating activities plus equipment purchases, patent filings (burn rate) is approximately $118,638 per month. Our continued losses and lack of liquidity raise substantial doubt about whether we are able to continue as a going concern for a reasonable period of time. Our ability to continue as a going concern is dependent upon several factors including, but not limited to, our ability to generate sufficient cash flows to meet our obligations on a timely basis, obtain additional financing and continue to obtain supplies and services from its vendors. We will need to raise additional funds in order to fully execute our 2008 plan. We are presently negotiating with human health commercial development partners in various regions of the world. We believe that one or more of these agreements will be executed during 2008. These agreements could generally include provisions for the commercial partner to pay us a technology access fee, could include payments for a portion of the clinical trial expenses, could include payment obligations to us upon the accomplishment of certain defined tasks and/or could provide for payments relating to the future sales of commercial product. These agreements could be an important source of funds. However, there can be no assurance that we will be successful in obtaining additional funding from human health commercial development partners, institutional or private investors. If we are not successful in raising additional funds, we will need to significantly curtail clinical trial expenditures and to further reduce staff and administrative expenses and may be forced to cease operations.

Total outstanding current liabilities remained approximately equal, with approximately $2.78 million at December 31, 2007, as compared to approximately $2.75 million at December 31, 2006.

Critical Accounting Policies

We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our financial statements:

Accounting for Stock-Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123 (revised), "Share-Based Payment" (SFAS 123(R)) utilizing the modified prospective approach. Prior to the adoption of SFAS 123(R) we accounted for stock option grant in accordance with APB Opinion No. 25,” Accounting for Stock Issued to Employees," and accordingly, recognized compensation expense for stock option grants using the intrinsic value method.

Under the modified prospective approach, SFAS 123(R) applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently vested, modified, repurchased or cancelled.  Under the modified prospective approach, compensation cost recognized in the first quarter of fiscal 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original  provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent  to January 1, 2006 based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).  For all quarters after the first quarter of fiscal 2006, compensation costs recognized will include compensation costs for all share-based payments granted based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the Over-the-Counter Bulletin Board (“OTC.BB”) under the symbol “AMAR.”  The following table sets forth the range of high and low bid prices of our common stock as reported and summarized on the OTC.BB for the periods indicated.  These prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter	High Bid	Low Bid
2006 First Quarter	$1.73	$0.39
2006 Second Quarter	$1.64	$0.72
2006 Third Quarter	$0.90	$0.66
2006 Fourth Quarter	$0.90	$0.46
2007 First Quarter	$1.08	$0.59
2007 Second Quarter	$0.92	$0.55
2007 Third Quarter	$0.62	$0.36
2007 Fourth Quarter	$0.50	$0.22
2008 First Quarter	$0.39	$0.25
2008 Second Quarter *	$0.33	$0.25

* As of May 19, 2008.

On May 19, 2008, the last sale price reported on the OTC Bulletin Board for our common stock was $0.31 per share.

Penny Stock Rules

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

Holders

As of April 15, 2008, there were 29,672,034 shares of common stock issued and outstanding, approximately 1,600  holders of record of our common stock, 1,000 shares of Series A Preferred Stock issued and outstanding and 1 holder of record of our Series A Preferred Stock. The approximate holders of record of common stock was estimated by adding the number of shareholder accounts on the American Stock Transfer & Trust Company list dated 12/07/07 (404) to the number of shareholders on the Broadridge NOBO list dated 2/12/08 (1,621).

Dividends

We have not declared any dividends on our common stock to date. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Equity Compensation Plan Information

Stock Option Plans

We have two employee stock option plans. The first is entitled the 1996 Employee Stock Option Plan (the “1996 Plan”), which has been approved by our shareholders, and which was amended and restated effective September 12, 1998, and May 11, 1999, both of said amendments and restatements also having been approved by our shareholders. 590,000 shares of our common stock are reserved for issuance under said Employee Stock Option Plan; however, none of such options are currently outstanding to our employees. Options granted in prior years under the Employee Stock Option Plan have either lapsed, or have been exercised in full, or have been returned to us in exchange for non-qualified stock options. However, we may grant qualified stock options to employees under the 1996 Employee Stock Option Plan from time to time in the future.

We also have in place the 2006 Employee Stock Option and Stock Bonus Plan (the “2006 Plan”). This plan has authorized a maximum of 500,000 shares of our common stock to be issued or reserved. During 2006, 300,000 shares were issued under this plan to Joseph Cummins. The plan shall remain in effect until the end of our fiscal year 2011. Options granted under the plan have a ten year term and become exercisable over a five year period. The option price is equal to 100% of the fair value of the common stock on the date of grant.

We have one director plan entitled the Outside Director and Advisor Stock Option Plan, Amended and Restated as of May 11, 1999 (“Outside Director and Advisor Plan”). This plan allows options to purchase a maximum of 410,000 shares of the Company’s common stock to be granted to outside directors and scientific advisors to the Company at an exercise price equivalent to 100% of the fair market value of the common stock on the date of grant. These are ten-year options and become exercisable over a period of five years. None of these options are currently outstanding to our employees.

No stock or stock options were issued pursuant to the above-referenced employee stock option and stock bonus plans in 2006 and 2007, except as noted above.

The following table gives information about our common stock that may be issued upon the exercise of options and warrants granted to employees, directors and consultants, under our 1996 Plan, Outside Director and Advisor Plan, and 2006 Plan as of December 31, 2007.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan
Equity Compensation approved by Security Holders	-		$-	1,000,000	(1)
Equity Compensation not approved by Security Holders	9,453,412	(3)	$0.45	200,000	(2)
TOTAL	9,453,412		$0.45	1,200,000

(1) This figure includes 590,000 shares available for future issuance under our amended and restated 1996 Plan and 410,000 shares available for future issuance under our amended and restated Outside Director and Advisor Plan.
(2) This figure represents shares available for future issuance under our and our 2006 Plan, which have not been approved by our stockholders.
(3) This figure includes 1,995,000 of options not yet vested.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. The directors and executive officers of the Company are as follows:

Directors and Executive Officers	Age	Position
Joseph M. Cummins, DVM, PhD (1)	65	Chairman of the Board, President, Chief Executive Officer
Peter R. Mueller, PhD	54	Chief Operating Officer and Director of Research
Gary W. Coy, PhD	63	Vice President and Chief Financial Officer
Martin J. Cummins	40	Vice President of Clinical and Regulatory Affairs
Stephen Chen, PhD (2)(3)(4)	58	Director
Thomas D’Alonzo (1)(2)(4)	64	Director
Dennis Moore, DVM (1)(4)	61	Director
James Page, MD (2)(3)	80	Director
Thomas Ulie (1)(3)	59	Director

(1) Member of the Executive Committee.
(2) Member of the Compensation & Stock Committee.
(3) Member of the Audit Committee.
(4) Member of the Search Committee.

Joseph M. Cummins has been our Chairman of the Board since he founded Amarillo in June 1984. Dr. Cummins has also served as President of the Company since December 1994 (with the exception of the period from April 1993 to December 1994). Dr. Cummins has been conducting research on oral cytokines, most particularly interferon alpha, in animals and humans for 30 years. Dr. Cummins has more than 40 publications and a dozen patents that reflect his work in the field of oral interferon. He received a PhD degree in microbiology from the University of Missouri in 1978 and a doctor of veterinary medicine degree from the Ohio State University in 1966.

Peter R. Mueller joined the Company on April 15, 2008 as Chief Operating Officer and Director of Research. Dr. Mueller is responsible for research and development, business development, licensing, global commercial development, productions and administration at the Company. He will be actively involved in the development of strategic alliances and business opportunities with other companies and organizations. Dr. Mueller has more than 20 years of global experience in the Pharmaceutical industry. Most recently, from April 2001 until joining Amarillo, Dr. Mueller was President of Epicenter Consulting, Inc. Previously he served as Vice President of Global Marketing & Medical Information and Technology for Aventis Pharmaceuticals. Prior to that position, he served as Vice President of Global Business & Marketing Services for Hoechst Marion Roussel. Dr. Mueller is a pharmacist with a Ph.D. degree in pharmaceuticals from the University of Mainz, Germany.

Gary W. Coy provided financial consulting services to the Company since 2004 and has been the Chief Financial Officer since April 2006. Previously, from February 2003 to April 2006, Dr. Coy was chairman and president of Biotech Financial Inc., where he provided financial consulting services. Dr. Coy was Chairman and President of multiple companies including Lighthouse Properties, Inc., a real estate partnership syndicator and property management company, from 1984 to 2002, and Poly-Drug, Inc., a toxicology and therapeutic drug monitoring medical laboratory that he founded, financed, developed and sold to a publicly traded company, from 1974 to 1983. Dr. Coy has a PhD (Chemistry), an M.B.A. (Finance) and an A.M. (Chemistry) from Boston University as well as a B.S. from the University of Iowa.

Martin J. Cummins has held several positions within the Company since joining the Company full-time in June 1992. In October 2006, Mr. Cummins assumed the position of Vice President of Clinical and Regulatory Affairs, responsible for overseeing all research studies involving human participants as. Mr. Cummins has received extensive training in the fields of clinical trial design, monitoring and analysis, as well as regulatory affairs and compliance and has 11 publications to reflect his work. He received a Bachelor of Sciences degree in microbiology from Texas Tech University. He is the son of Joseph Cummins.

Stephen Chen has been a director since February 1996. He has been President and Chief Executive Officer of STC International, Inc., a health care investment firm, since May 1992. From August 1989 to May 1992 he was Director of Pharmaceutical Research and Development for the Ciba Consumer Pharmaceuticals Division of Ciba-Geigy.

Thomas D’Alonzo has been a director since June 2006. Mr. D’Alonzo is a seasoned executive with experience in all major facets of pharmaceutical operations: sales and marketing, manufacturing, quality assurance, finance and licensing and strategic planning. Since October 2006, Mr. D’Alonzo has been CEO and a director of Mimedx, Inc., a biotech company. Mr. D’Alonzo also serves as a director of Salix Pharmaceuticals, Biosciences Delivery Sciences, Inc., Dara Pharmaceuticals, Plexigen, Inc., and BioDelivery Sciences International, Inc. From 1999 to October 2006 Mr. D’Alonzo was retired and served on corporate boards such as those noted above. From 1996 to 1999, Mr. D’Alonzo served as President of Pharmaceutical Product Development, Inc., a multi-national clinical research organization with 3,000 employees operating in 14 countries and generating $300 million in revenues from analytical labs and Phase 1, 2, 3 and 4 clinical trials.  Previously, from 1993 to 1996, Mr. D’Alonzo was President of Genevec, Inc., a gene therapy biotech company. Before that, from 1983 to 1993, Mr. D’Alonzo was President of Glaxo, Inc., the US unit of what is now Glaxo SmithKline.

Dennis Moore has been a director since 1986. Dr. Moore has been a doctor of veterinary medicine since 1972 and was in private practice from 1972 to 1995. Since 1995, Dr. Moore has been involved in managing his personal investments.

James Page has been a director since February 1996. Prior to retiring in 1991 as a Vice President with Adria Laboratories, Inc., a pharmaceutical company specializing in therapy given to cancer and AIDS patients, Dr. Page held various upper management level positions with Carter Wallace, Inc., Merck Sharpe & Dohme Research Laboratories and Wyeth Laboratories.

Thomas Ulie has been a director since June 2006. Mr. Ulie, a Chartered Financial Analyst, has been in the investment field for more than 30 years, and since 1994, has been CEO of First Island Capital, Inc., a West Coast-based NASD broker-dealer firm. He has wide-ranging experience in the investment community, having worked in investment banking, money management and research. Prior to First Island Capital, from 1992 to 1994, Mr. Ulie was a Senior Managing Director for the Stanford Company, a NYSE member firm.  Prior to that, from 1985 to 1992, Mr. Ulie was an Associate Director of Bear Stearns.

Family Relationships

Our CEO, Joseph M. Cummins, is the father of Martin J. Cummins, our Vice President of Clinical and Regulatory Affairs.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below. The following table summarizes all compensation in 2007 and 2006.   No other officers received annual compensation in excess of $100,000 during the last two fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Joseph M. Cummins, Chairman of the Board, President and Chief Executive Officer (1)(4)	2007	$175,000	-	-	-	-	-	-	$175,000
	2006	$141,416	$60,000	$216,000	-	-	-	-	$417,416

Martin J. Cummins, Vice President of Clinical and Regulatory Affairs (2)	2007	$125,000	$500	-	-	-	-	-	$125,500
	2006	$97,866	-	-	-	-	-	-	$97,866

Dr. Gary W. Coy, Vice President and Chief Financial Officer (3)(4)	2007	$125,000	$500	-	-	-	-	-	$125,500
	2006	$88,542	-	-	-	-	-	-	$88,542

(1) Mr. Cummins has been Chairman of the Board of Directors since June 1984 and as President and Chief Executive Officer since June 1984 (with the exception of the periods between April 1993 and December 1994). In 2006 he received $141,416 in annual salary, a $60,000 bonus ($20,000 that was paid in 2007) and was awarded a stock grant of $216,000 in shares (equivalent to 300,000 shares) of our common stock for his profession contributions in 2006. Pursuant to an employment contract executed in September 2006, Mr. Cummins’ annual salary was set at $175,000 and was granted 400,000 options to purchase shares of our common stock with an exercise price of $0.85 (equal to the closing price on September 8, 2006), one-fourth vesting September 10, 2007, and the remaining three-fourths vesting annually every September 10 over 3 years.  In 2007, he received a bonus award of $2,500 in cash and $2,500 in shares of our common stock.
(2) Mr. Cummins joined the Company as Vice President of Clinical and Regulatory Affairs in September 2006. Pursuant to an employment contract executed in September 2006, Mr. Cummins’ annual salary was set at $125,000 and he was granted 400,000 share options with an exercise price of $0.85 (equal to the closing price on September 8, 2006), one-fourth vesting on September 10, 2007 and the remaining three-fourths vesting annually every April 1 over 3 years. Dr. Cummins was granted a $500 bonus in 2007.
(3) Dr. Coy joined the Company as Chief Financial Officer in April 2006 and assumed the additional position of Vice President in June 2006. Pursuant to an employment contract executed in March 2006, Mr. Coy’s annual salary was set at $125,000 and he was granted 400,000 share options with an exercise price of $0.75 per share, one-fourth vesting on April 1, 2007 and the remaining three-fourths vesting annually every April 1 over 3 years. Dr. Coy was granted a $500 bonus in 2007.
(4) Prior to Dr. Coy’s employment in 2006, Joseph Cummins served as Chief Financial Officer; the Company had no position of Vice President prior to April 2006.

In April 2008, Dr. Peter R. Mueller joined the Company as Chief Operating Officer and Director of Research in April 2008. Pursuant to an employment contract executed in April 2008, Dr.Mueller’s annual salary was set at $210,000 and he was granted 700,000 share options with an exercise price of $0.32 (equal to the closing price on April 15, 2008), 100,000 options vesting on April 15, 2008 and the remaining options vesting annually every April 15 over 3 years.

Director Compensation for Year Ending December 31, 2007

Directors who are also employees of the Company (consisting in 2007 of Joseph Cummins) receive no additional remuneration for their services as directors. Non-employee directors receive $1,000 for attendance at directors’ meetings and $250 for regularly scheduled teleconference meetings, and are reimbursed for necessary travel expenses incurred in connection with board meetings.

The following table summarizes the compensation for our non-employee board of directors for the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Stephen Chen, PhD	1,000	—	—	—	1,000
Thomas D’Alonzo	1,000	—	—	—	1,000
Dennis Moore, DVM	1,000	—	—	—	1,000
James Page, MD	1,000	—	—	—	1,000
Thomas Ulie	1,000	—	—	—	1,000

The following sets forth information concerning individual grants of stock options outstanding to our named executive officers as of December 31, 2007, under our 1996 and 2006 Plan:

Outstanding Equity Awards at December 31, 2007

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Joseph M. Cummins,	9/29/03	290,000	-	-	$0.40	9/28/08
Chairman, President, CEO (2)	11/06/03	200,000	-	-	$0.35	11/05/08
	05/14/04	490,000	-	-	$0.23	5/13/09
	08/27/04	150,000	-	-	$0.27	8/27/09
	02/26/05	100,000	-	-	$0.40	2/25/10
	08/23/05	500,000	-	-	$0.30	8/22/10
	09/10/06	100,000	300,000	-	$0.85	9/10/12	(3)

Gary W. Coy,	03/13/06	100,000	300,000	-	$0.75	3/31/12	(4)
Vice President, CFO (2)

Martin J. Cummins,	09/29/03	29,000	-	-	$0.40	9/29/08
Vice President of Clinical and	05/14/04	150,000	-	-	$0.23	5/13/09
Regulatory Affairs	08/23/05	500,000	-	-	$0.30	8/22/10
	09/10/06	100,000	300,000	-	$0.85	9/10/12	(3)

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph M. Cummins	0	0	0	0
Gary W. Coy	0	0	0	0
Martin J. Cummins	0	0	0	0

(1) Vesting schedule by individual for 2007 share option grants is included in footnotes to Summary Compensation Table above.
(2) Prior to Dr. Coy’s employment in 2006, Joseph Cummins served as Chief Financial Officer; the Company had no position of Vice President prior to April 2006.
(3) Options expire on fifth anniversary of the options’ vesting dates, beginning September 10, 2007 through September 10, 2010.
(4) Options expire on fifth anniversary of the options’ vesting dates, beginning March 31, 2007 through March 31, 2010.

Compensation Committee Interlocks and Insider Participation

We have a compensation and stock option committee consisting of Stephen Chen, James Page, and Thomas D’Alonzo. During the fiscal year ended December 31, 2007, none of our executive officers served on the compensation committee or board of directors of any other entity, one of whose executive officers served on our compensation and stock option committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 15, 2008, by:

•	each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock;

•	eachof our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire beneficial ownership of within 60 days of April 15, 2008 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 29,672,034  shares of our common stock were issued and outstanding as of April 15, 2008.

Name of and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

5% Stock Holders
Hayashibara Biochemical Laboratories, Inc. 2-3 Shimoishii 1-chome Okayama 700, Japan	3,118,655		10.51%
Claus Martin, MD Gutenreuth 1 D-83700 Rottach-Egern, Germany	1,633,617		5.51%

	4,752,272		16.02%
Directors and Named Executive Officers
Joseph M. Cummins Chairman, President and Chief Executive Officer 7308 Ashland Amarillo, TX 79119	2,171,196	(2)	6.89%
Peter R. Mueller Chief Operating Officer and Director of Research 3 Busch Court Clinton, NJ 08809	110,000	(3)	*
Gary W. Coy Vice President and Chief Financial Officer 907 Cat Hollow Club Drive Spicewood, TX 78669	560,741	(4)	1.88%
Martin J. Cummins Vice President, Clinical and Regulatory Affairs 6615 Sandie Dr. Amarillo, TX 79109	934,966	(5)	3.04%
Dennis Moore Director 402 Fish Hatchery Hamilton, MT 59840	1,020,741	(6)	3.35%
Thomas D’Alonzo Director 908 Vance Street Raleigh, NC 27608	28,672		*
Stephen Chen Director Floor 7-1, No. 18, Xin Yi Road, Sec. 5 Taipei, Taiwan	903,625	(7)	2.97%
James Page Director 103 Clubhouse Lane, #182 Naples, FL 34105	855,034	(8)	2.80%
Thomas Ulie Director P.O. Box 814 Mercer Island, WA 98040	771,300		2.60%
All directors and executive officers as a group. (9 persons)	7,356,275		21.03%

* Less than 1%.

(1) Applicable percentage ownership is based on 29,672,034 shares of common stock outstanding as of April 15, 2008 plus the additional shares that the stockholder is deemed to beneficially own.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of April 15, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes options to purchase 1,830,000 shares of our common stock beneficially owned by Mr. Cummins that are exercisable within 60 days. Does not include options to purchase 300,000 shares of our common stock that are not exercisable within 60 days.

(3) Includes options to purchase 100,000 shares of our common stock beneficially owned by Mr. Mueller exercisable within 60 days.

(4) Includes options to purchase 200,000 shares of our common stock beneficially owned by Mr. Coy exercisable within 60 days. Does not include options to purchase 200,000 shares of our common stock that are not exercisable within 60 days.

(5) Includes options to purchase 779,000 shares of our common stock beneficially owned by Mr. Cummins that are exercisable within 60 days. Does not include options to purchase 300,000 shares of our common stock not exercisable within 60 days.

(6) Includes options to purchase 814,125 shares of our common stock beneficially owned by Mr. Moore exercisable within 60 days.

(7) Includes options to purchase 774,125 shares of our common stock beneficially owned by Mr. Chen exercisable within 60 days.

(8) Includes options to purchase 814,125 shares of our common stock beneficially owned by Mr. Page exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

We have relied significantly on HBL, our largest shareholder, for a substantial portion of its capital requirements. Pursuant to the Development Agreement described at Item 1 of Part 1 above, HBL advanced $9,000,000 for funding of research. In addition, HBL has purchased substantial amounts of our common stock from time to time, to the point where it now owns 10.51% of the issued and outstanding shares of our common stock. HBL loaned $1 million to us on November 30, 1999 and an additional $1 million on February 29, 2000, both loans bearing interest at 4.5% per annum. The November 30, 1999 loan has been extended until June 3, 2008 and the February 29, 2000 loan has been extended toAugust 28, 2008. The aggregate balance on both loans at December 31, 2007, including principal and accrued interest, was $2,682,773. HBL has offered to extend the November 30, 1999 loan until December 3, 2009 and the February 29, 2000 loan until February 28, 2010 if $145,000 of accrued interest is paid (in addition to $200,000 already paid in January 2008) before August 31, 2008. In addition to the above, HBL and the Company are parties to various license and manufacturing and supply agreements pursuant to which we license certain technology to or from HBL. HBL supplies formulations of its interferon alpha and other products to us. Additional information on these agreements is set forth in Notes 3, 4 and 5 to the Financial Statements reported in our Form 10-KSB for the year ended December 31, 2007 and included in this prospectus.

During 2006 and 2007, we used the law firm of SandersBaker, P.C. Mr. Edward Morris, Secretary of the Company, is a partner in that firm. We were invoiced $61,707 by said firm in 2006 and $59,387 in 2007.

In March 2006 we paid options with $249,448 fair value to Dr. Claus Martin, a consultant. In March 2007, we paid Dr. Martin, a stock grant with $84,000 fair value. On November 11, 2007, Dr. Martin became a 5% or more shareholder, beneficially owning 5.54% of the shares of our common stock.

Between February 2008 and April 2008; we received financial and marketing consulting services from Epicenter Consulting, Inc., a company wholly-owned by Peter R. Mueller; chief operating officer and director of research of the Company. Consulting services ceased when Mr. Mueller began his employment with the Company in April 2008.

All future transactions and loans between the Company and its officers, directors and 5% shareholders will be on terms no less favorable to the Company than could be obtained from independent third parties. There can be no assurance, however, that future transactions or arrangements between the Company and its affiliates will be advantageous, that conflicts of interest will not arise with respect thereto or that if conflicts do arise, that they will be resolved in favor of the Company.

Director Independence

Messrs. Chen, D’Alonzo, Moore, Page, and Ulie are independent as that term is defined under the Nasdaq Marketplace Rules.

MATERIAL CHANGES

There have been no material changes in our affairs since the year ended December 31, 2007 that have not been described in a subsequent Form 10-Q or Form 8-K filed under the Exchange Act.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549.

You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Amarillo and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Art. 2.02-1 of the Texas Business Corporation Act allows a corporation to indemnify any officer, director, employee or agent who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer, or only for reasonable expenses actually incurred in connection with the proceeding if the person is found liable on the basis that personal benefit was improperly received by him or is found liable to the corporation, if:

·         there was no breach by the officer, director, employee or agent of his or her fiduciary duties to the corporation involving intentional or willful misconduct; or

·         the officer, director, employee or agent acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article IV of our By-Laws provides for indemnification of our current or former directors and officers or any person who may have served at request as a director or officer of another corporation in which it owned shares of capital stock or of which it is a creditor. Such indemnification extends to liabilities imposed upon the director or officer and expenses reasonably incurred by him in connection with any claim made against him, or any action, suit or proceeding to which he may be a party by reason of his being, or having been such director or officer, and against such sums as independent counsel selected by the Board of Directors shall deem reasonable payment made in settlement of any such claim, action, suit or proceeding primarily with a view of avoiding expenses of litigation; provided, however, that no director or officer shall be indemnified with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty, or with respect to any matters which shall be settled by the payment of sums which counsel selected by the Board of Directors shall not deem reasonable payment made primarily with a view to avoiding expenses of litigation, or with respect to matters for which such indemnification would be against public policy.

The Officers and Directors do not have indemnification agreements with the Company. The Company does have $5,000,000 of Directors and Officers Liability Insurance, which it will use to indemnify such directors and executive officers, to the extent permitted by our By-Laws or the laws of the State of Texas, against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any actual or threatened action or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact that such person is or was a director or officer of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Amarillo Biosciences, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

EXPERTS

The balance sheet of Amarillo as of December 31, 2007 and the related statements of operations, stockholders’ deficit, and cash flows for each of the years ended December 31, 2007 and 2006 have been included in the registration statement on Form S-1 of which this prospectus forms a part, in reliance on the reports of LBB & Associates Ltd., LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

Amarillo Biosciences, Inc.
Balance Sheets

	March 31, 2008	December 31, 2007
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$255,635	$47,184
Other current assets	17,449	31,688
Total current assets	273,084	78,872
Property, equipment, and software, net	13,763	14,098
Patents, net	119,344	120,925
Total assets	$406,191	$213,895

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	$161,050	$98,203
Accrued interest - related party	505,150	682,773
Notes payable - related party	2,000,000	2,000,000
Total current liabilities	2,666,200	2,780,976
Total liabilities	2,666,200	2,780,976

Commitments and contingencies

Stockholders' deficit
Preferred stock, $0.01 par value:
Authorized shares - 10,000,000
Issued and outstanding shares – 1,000 at March 31, 2008 and 0 at December 31, 2007, respectively	10	-
Common stock, $0.01par value:
Authorized shares - 100,000,000
Issued and outstanding shares – 29,672,034 at March 31, 2008 and 29,465,261 at December 31, 2007, respectively	296,720	294,653
Additional paid-in capital	27,129,201	25,598,217
Accumulated deficit	(29,685,940)	(28,459,951)
Total stockholders' deficit	(2,260,009)	(2,567,081)
Total liabilities and stockholders’ deficit	$406,191	$213,895

See accompanying notes to financial statements.

Amarillo Biosciences, Inc.
Statements of Operations - Unaudited

	Three months ended March 31,
	2008	2007
Revenues:
Dietary supplement sales	$888	$534
Sublicense fee revenue	-	40,000
Total revenues	888	40,534

Operating expenses:
Cost of sales	301	168
Research and development expenses	215,892	131,012
Selling, general and administrative expenses	403,684	633,575
Total operating expenses	619,877	764,755

Operating loss	(618,989)	(724,221)

Other income (expense)
Interest expense	(22,474)	(22,238)
Interest income	1,371	1,253
Net loss	(640,092)	(745,206)

Deemed dividend for beneficial conversion feature	(562,841)	-
Dividend on preferred stock	(23,056)	-
Net loss applicable to common shareholders	$(1,225,989)	$(745,206)

Basic and diluted net loss per share	$(0.04)	$(0.03)

Weighted average shares outstanding	29,508,069	24,930,331

See accompanying notes to financial statements.

Amarillo Biosciences, Inc.
Condensed Statements of Cash Flows - Unaudited

	Three months ended March 31,
	2008	2007

Net cash used in operating activities	$(637,375)	$(503,702)

Cash from investing activities
Purchases of equipment and software	(980)	(1,265)
Patent expenditures	(1,987)	(1,673)
Net cash used in investing activities:	(2,967)	(2,938)

Cash from financing activities:
Proceeds from sales of convertible preferred stock	848,793	-
Proceeds from sale of common stock	-	449,100
Net cash provided by financing activities	848,793	449,100

Net increase (decrease) in cash	208,451	(57,540)
Cash and cash equivalents at beginning of period	47,184	213,844
Cash and cash equivalents at end of period	$255,635	$156,304
Supplemental disclosure of cash flow information
Cash paid for interest	$200,096	$107
Cash paid for income taxes	$-	$-

See accompanying notes to financial statements.

Amarillo Biosciences, Inc.

Notes To Financial Statements - Unaudited

1.
Basis of presentation. The accompanying financial statements, which should be read in conjunction with the financial statements and footnotes included in the Company's Form 10-KSB for the year ended December 31, 2007 filed with the Securities and Exchange Commission, are unaudited, but have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included.

Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2008.

2.
Financial Condition. The Company's viability is dependent upon successful commercialization of products resulting from its research and product development activities. The Company plans on working with commercial development partners in the United States and in other parts of the world to provide the necessary sales, marketing and distribution infrastructure to successfully commercialize the interferon alpha product for both human and animal applications. The Company's products will require significant additional development, laboratory and clinical testing and investment prior to the Company obtaining regulatory approval to commercially market its product(s). Accordingly, for at least the next few years, the Company will continue to incur research and development and general and administrative expenses and may not generate sufficient revenues from product sales to support its operations.

3.
Common Stock.  In the first three months of 2007, the Company completed private equity financing by selling 998,000 restricted shares of common stock at a discount to 18 investors, generating $449,100 in cash.  During the quarter ended March 31, 2007, finder’s fees paid related to private placements of stock totaled $6,750, and are included as general and administrative expenses in the Company’s statement of operations. During the quarter ended March 31, 2007, the Board of Directors authorized stock grants to two consultants: 100,000 shares to Claus Martin on March 5.2007 ($84,000 fair value) and 100,000 shares to David Stewart on March 31, 2007 ($82,000 fair value).  The shares to David Stewart were issued in 25,000 share portions on March 31, June 30, September 30 and December 31 during fiscal 2007.  During the quarter ended March 31, 2008, the Board of Directors authorized stock grants to two consultants: 90,000 shares to CEOcast on February 2, 2008 ($27,900 fair value) and 100,000 shares to David Stewart on March 31, 2008 ($29,000 fair value).  The 2008 award to David Stewart is to be issued in 25,000 share portions on March 31, June 30, September 30 and December 31 during fiscal 2008.  Expense of $7,250 was recognized in the quarter ending March 31, 2008.  In February 2008, the Company entered into a 1 year consulting agreement with CEOcast to provide investor relations, public relations and shareholder relations services.  The Company may terminate the agreement for the remaining nine months of services by giving notice on or before May 22, 2008.  The Company agreed to pay the Consultant $30,000 plus the above common stock grant of 90,000 shares for the first three months and if the agreement is continued the remainder of the term, an additional $7,500 per month for eight months plus a common stock grant for 270,000 shares.  In January

2008, the Board of Directors awarded Joe Cummins a $2,500 cash bonus and a $2,500 stock bonus (7,575 shares) for closing a $1 million funding with Firebird Global Master Fund, Ltd.

4.
Common Stock Options.  During 2006, the Company issued 1,200,000 options to employees of the Company. These options vest evenly over the four years following grant.  The Company recognized $58,287 expense related to the options during the first quarter of 2007 and $55,661 expense during the first quarter of 2008.  The remaining cost expected to be recognized if these options vest is $571,065.  During the first quarter of 2008, the Company also recognized $5,060 expense for 100,000 options granted to two consultants.  25,000 options vested on March 31 and 25,000 options each shall vest June 30, September 30 and December 31, 2008.  The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 0.0%, expected volatility of 111.96 - 138.31%, risk-free interest rate of 1.5 – 1.62% and expected life of  2 - 5 years.

5.
Preferred Stock Financing.  During the first three months of 2008, the Company completed a private placement by selling 1,000 shares of convertible preferred stock for $1,000 per share under the terms of a Stock Purchase Agreement; generating gross proceeds of $1,000,000 and net proceeds of approximately $849,000, net of commissions, estimated registration costs and closing costs.  The convertible preferred stock is convertible into 4,000,000 shares of common stock.  The investor also received 5 year warrants to purchase 4,000,000 shares of common stock at $0.30 per share. The Company evaluated this transaction in accordance with the EITF 00-19 and determined it should be recorded as equity. The investment banker was paid a commission of $80,000 plus received 5 year warrants to purchase 640,000 shares of common stock at $0.30 per share.

Pursuant to the Registration Rights Agreement entered into in connection with the Stock Purchase Agreement, as amended, the Company is required to use best efforts to have the registration statement declared effective by the Securities and Exchange Commission by August 23, 2008.  In the event that the registration statement is not timely filed, declared effective or not maintained effective, the Company will be subject to liquidated damages up to 1% of the aggregate subscription amount per 30 day period not to exceed a maximum of 10% ($100,000).  The conversion option of the preferred stock was determined by the Company to represent a beneficial conversion feature, in accordance with the Financial Accounting Standards Board (FASB) EITF 98-5.  The $561,842 intrinsic value of the beneficial conversion feature was recorded as a deemed dividend to the preferred shareholders in January 2008, the earliest date preferred shares could have been converted by the holders.  The liquidated damages were determined to not be of a likelihood to require recording of a liability under FASB statement No. 5, Accounting for Contingencies.

The Company filed a registration statement with the SEC on April 24, 2008 for the common stock reserved for the preferred stock and warrants.

6.
Notes Payable.  The Company had an unsecured loan agreement with Hayashibara Biochemical Laboratories (HBL), a related party, dated July 22, 1999, which called for HBL to loan the Company $3,000,000 to be advanced in three installments. One of these three notes was converted into stock.  The annual interest rate on unpaid principal from the date of each respective advance was 4.5 percent, with accrued interest being payable at the maturity of the note. $1,000,000 was payable on or before December 3, 2007, or on or before the expiration of one (1) year after approval of the Company’s product by the FDA, whichever occurs first. This note has been extended and is payable on or before June 3, 2008, or on or before the expiration of one (1) year after approval of the Company's product by the FDA, whichever occurs first. The other $1,000,000 was payable on or before February 29, 2008, or on or before the expiration of one year after approval of the Company’s product by the FDA, whichever occurs first.  This note has been extended and is payable on or before August 28, 2008, or on or before expiration or on or before the expiration of one year after approval of the Company’s product by the FDA, whichever occurs first. HBL was paid $200,000 of accrued interest in the first quarter of 2008.  HBL will extend the notes to December 3, 2009 and February 28, 2010, respectively, if $145,000 of accrued interest is paid on or before August 31, 2008.

7.
License and Sublicense Agreements.  Sublicense fee revenue is recognized upon completion of all significant initial services provided to the licensee and upon satisfaction of all material conditions of the license agreement.  In the first quarter of 2007 ABI received a $40,000 sublicense fee. A $19,992 sublicense fee payable to HBL was included in accounts payable based on sublicense fee income earned by the Company during the first quarter of 2007.  A $7,500 minimum cash royalty fee was paid by the Company to Texas A&M University System during the first quarter of 2007 and also during the first quarter of 2008.  In March 2008, we entered into a Supply Agreement for Animal Health with CytoPharm, Inc.  Under the terms of the Agreement, CytoPharm will conduct all clinical trials, and seek to obtain regulatory approvals in China and Taiwan (the “Territory”) to launch our low dose oral interferon in the Territory for treatment of diseases and other healthcare applications of swine, cattle and poultry.  CytoPharm will make payments to us upon reaching certain milestones and will also pay royalties on low dose oral interferon sales in the Territory.

8.
Related Party Transactions.  The Company engaged the law firm of Sanders Baker P.C. of which Mr. Morris is a partner.  Mr. Morris is also the Secretary of the Company.  During the three months ended March 31, 2008 the Company incurred approximately $15,000 of legal fees from Sanders Baker P.C.

9.
Subsequent Events.  On April 1, 2008, we issued Firebird Global Master Fund, Ltd. 84,198 shares of common stock, as a dividend on the Series A Preferred Stock valued at $23,056.  These shares are shown as issued on the balance sheet.  The price of the common stock was calculated at 90% of the average of the 2 lowest VWAP (volume weighted average price) for the 5 trading days prior to the dividend payment due date. Dividends on the Series A Preferred Stock, at the rate of 10% per annum, payable in cash or common stock in the discretion of the Company, are due quarterly on January 1, April 1, July 1 and October 1 beginning on the first such date after the original issue date (January 8, 2008).

On April 15, 2008, Dr. Peter R. Mueller joined the Company as Chief Operating Officer and Director of Research.  Pursuant to an employment contract executed in April 2008,  Dr. Mueller’s annual salary was set at $210,000 and he was granted 700,000 share options with an exercise price of $0.32 (equal to the closing price on April 15, 2008), 100,000 options vesting on April 15, 2008 and the remaining options vesting annually every April 15 over 3 years.

Amarillo Biosciences, Inc.

Financial Statements

Year ended December 31, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Amarillo Biosciences, Inc.
Amarillo, TX

We have audited the accompanying balance sheet of Amarillo Biosciences, Inc. (the “Company”) as of December 31, 2007, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amarillo Biosciences, Inc. as of December 31, 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2008 raise substantial doubt about its ability to continue as a going concern. The 2007 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP

Houston, Texas
March 17, 2008

Amarillo Biosciences, Inc.
Balance Sheet
December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$47,184
Other current assets	31,688
Total current assets	78,872
Property, equipment, and software, net of accumulated depreciation of $51,463	14,098
Patents, net of accumulated amortization of $218,139	120,925
Total assets	$213,895

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	$98,203
Accrued interest - related party	682,773
Notes payable - related party	2,000,000
Total current liabilities	2,780,976
Total liabilities	2,780,976

Commitments and contingencies
Stockholders' deficit
Preferred stock, $.01 par value:
Authorized shares - 10,000,000
Issued shares – none	-
Common stock, $.01 par value:
Authorized shares - 100,000,000
Issued shares - 29,465,261	294,653
Additional paid-in capital	25,598,217
Accumulated deficit	(28,459,951)
Total stockholders' deficit	(2,567,081)
Total liabilities and stockholder's deficit	$213,895

The accompanying notes are an integral part of these financial statements.

Amarillo Biosciences, Inc.
Statements of Operations

	Year ended December 31,
	2007	2006
Revenues:
Sales – Nutraceutical	$2,150	$3,934
Federal research grants	-	60,023
Sublicense fee revenue	40,000	69,985
Royalty revenue – Related Party	27,919	-
Total revenues	70,069	133,942

Operating expenses:
Cost of sales	680	258
Research and development expenses	530,867	535,075
Selling, general and administrative expenses	1,956,838	2,288,045
Total operating expenses	2,488,385	2,823,378

Operating loss	(2,418,316)	(2,689,436)

Other income (expense)
Interest expense	(90,648)	(93,149)
Interest income	2,891	3,034
Investment income	-	1,890
Net loss	$(2,506,073)	$(2,777,661)

Basic and diluted net loss per share	$(0.09)	$(0.12)

Weighted average shares outstanding	26,569,803	22,479,399

The accompanying notes are an integral part of these financial statements.

Amarillo Biosciences, Inc.
Statements of Stockholders’ Deficit
Years Ended December 31, 2007 and 2006

	Issuance	Common Stock		Additional Paid	Accumulated	Total Stockholders'
	Price	Shares	Amount	in Capital	Deficit	Deficit
Balance at December 31, 2005		19,801,870	$198,019	$20,648,219	$(23,176,217)	$(2,329,979)

Net loss for year ended December 31, 2006		-	-	-	(2,777,661)	(2,777,661)
Fair value of options issued				851,518		851,518
Exercise of options for cash	0.06-0.27	350,000	3,500	34,400	-	37,900
Conversion and exercise of cashless options	0.84	547,216	5,472	(5,472)	-	-
Issuance of common stock for cash in private placements	0.20-0.55	3,344,917	33,449	1,516,636	-	1,550,085
Issuance of common stock for services	0.433-1.6233	387,309	3,873	261,962	-	265,835
Issuance of common stock for debt repayment	0.55	45,455	455	38,182	-	38,637
Balance at December 31, 2006		24,476,767	244,768	23,345,445	(25,953,878)	(2,363,665)

Net loss for year ended December 31, 2007		-	-	-	(2,506,073)	(2,506,073)
Fair value of options issued				879,662		879,662
Exercise of options & warrants for cash	0.06-0.44	529,486	5,295	97,194	-	102,489
Conversion and exercise of cashless options	0.06-0.44	171,853	1,719	(1,719)	-	-
Issuance of common stock for cash in private placements	0.20-0.45	4,087,155	40,871	1,113,635	-	1,154,506
Issuance of common stock for services	0.82-0.84	200,000	2,000	164,000	-	166,000
Balance at December 31, 2007		29,465,261	$294,653	$25,598,217	$(28,459,951)	$(2,567,081)

The accompanying notes are an integral part of these financial statements.

Amarillo Biosciences, Inc.
Statements of Cash Flows

	Year ended December 31,
	2007	2006
Operating Activities
Net loss	$(2,506,073)	$(2,777,661)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	18,783	15,178
Common stock issued for services and retirement of debt	166,000	279,473
Fair value of options issued	879,662	851,518
Changes in operating assets and liabilities:
Other current assets	2,683	(31,583)
Accounts payable and accrued liabilities	(55,179)	111,868
Accrued interest	82,072	90,000
Net cash used in operating activities	(1,412,052)	(1,461,207)

Investing Activities
Purchase of property and equipment	(2,578)	(18,406)
Investment in Patents	(9,025)	(19,343)
Net cash used in investing activities	(11,603)	(37,749)

Financing Activities
Proceeds from exercise of warrants and options	102,489	37,900
Repayments of notes payable	-	(68,500)
Issuance of common stock	1,154,506	1,550,085
Net cash provided by financing activities	1,256,995	1,519,485
Net increase (decrease) in cash	(166,660)	20,529
Cash and cash equivalents at beginning of period	213,844	193,315
Cash and cash equivalents at end of period	$47,184	$213,844

Supplemental Cash Flow Information
Cash paid for interest	$2,891	$3,149
Stock issued for debt repayment	$-	$25,000

The accompanying notes are an integral part of these financial statements.

Amarillo Biosciences, Inc.
Notes to Financial Statements
December 31, 2007

1. Organization and Summary of Significant Accounting Policies

Organization and Business

Amarillo Biosciences, Inc. (the "Company” or “AMAR"), a Texas corporation formed in 1984, is engaged in developing biologics for the treatment of human and animal diseases. The Company is continuing its clinical studies as part of the process of obtaining regulatory approval from the United States Food and Drug Administration ("FDA"), so that commercial marketing can begin in the United States. The Company has developed a dietary supplement and an interferon alpha lozenge, but has not commenced any significant product commercialization activities.

Going Concern

The Company's viability is dependent upon successful commercialization of products resulting from its research and product development activities. The Company plans on working with commercial development partners in the United States and in other parts of the world to provide the necessary sales, marketing and distribution infrastructure to successfully commercialize the interferon alpha product for both human and animal applications. All of the Company's products will require significant additional development, laboratory and clinical testing and investment prior to the Company obtaining regulatory approval to commercially market its product(s). Accordingly, for at least the next few years, the Company will continue to incur research and development and general and administrative expenses and may not generate sufficient revenues from product sales to support its operations.

The Company has been dependent upon financing from its stockholders. The Company’s activities have been financed primarily through the issuance of common stock, and under an agreement with a major stockholder, and its initial public offering.

The Company’s 2008 plan of operations calls for the Company to expend approximately $2 million cash, excluding funding fees, in 2008. At December 31, 2007, the Company had available cash of $47,184 and negative working capital (current assets less current liabilities) of ($2,702,104).  Current liabilities included two $1 million notes and $682,773 accrued interest owed to Hayashibara Biochemical Laboratories, Inc. (“HBL”), the Company’s largest shareholder and supplier of interferon. The Company paid $200,000 of accrued interest to HBL in January of 2008 and HBL extended the notes and accrued interest until June 3, 2008 and August 28, 2008.   HBL will extend the notes until December 3, 2009 and February 28, 2010 if payment of $145,000 of accrued interest is received by August 31, 2008.

1. Organization and Summary of Significant Accounting Policies (Continued)

Going Concern (Continued)

The Company’s continued losses and lack of liquidity indicate that the Company may not be able to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern is dependent upon several factors including, but not limited to, the Company’s ability to generate sufficient cash flows to meet its obligations on a timely basis, obtain additional financing and continue to obtain supplies and services from its vendors.  On January 8, 2008, the Company received gross proceeds of $1,000,000 from the sales of convertible preferred stock. After deducting expenses of the private placement, the Company received net proceeds of approximately $841,500.  The Company will need to raise approximately $1,500,000 additional funds in order to execute its 2008 plan.

The Company is presently negotiating with human health commercial development partners in various regions of the world including the United States, China, South America and Southeast Asia. The Company believes that one or more of these agreements will be executed during 2008. These agreements could generally include provisions for the commercial partner to pay  a technology access fee, could include payments for a portion of the clinical trial expenses, could include payment obligations upon the accomplishment of certain defined tasks and/or could provide for payments relating to the future sales of commercial product. These agreements could be an important source of funds for the Company. However, there can be no assurance that the Company will be successful in obtaining additional funding from either human health and animal health commercial development partners or private investors. If the Company is not successful in raising additional funds, it will need to significantly curtail clinical trial expenditures and to further reduce staff and administrative expenses and may be forced to cease operations.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, receivables and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Stock Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised), "Share-Based Payment" (SFAS 123(R)) utilizing the modified prospective approach. Prior to the adoption of SFAS 123(R) we accounted for stock option grant in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees," and accordingly, recognized compensation expense for stock option grants using the intrinsic value method.

Under the modified prospective approach, SFAS 123(R) applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased

1. Organization and Summary of Significant Accounting Policies (Continued)

or cancelled.  Under the modified prospective approach, compensation cost recognized in the first quarter of fiscal 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original  provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent  to January 1, 2006 based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).  For all quarters after the first quarter of fiscal 2006, compensation costs recognized will include compensation costs for all share-based payments granted based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

The fair value of each option granted in 2006  is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 134.0%, risk-free interest rate of 1.5% and expected life of 60 months.  The fair value of each option granted in 2007 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 103.2%, risk-free interest rate of 4.34% and expected life of 1.57 years.

Cash and Cash Equivalents

The Company classifies investments as cash equivalents if the original maturity of an investment is three months or less.

Allowance for Doubtful Accounts

The Company establishes an allowance for doubtful accounts to ensure trade and notes receivable are not overstated due to uncollectibility.  The Company’s allowance is based on a variety of factors, including age of the receivable, significant one-time events, historical experience, and other risk considerations.  The balance of the allowance for doubtful accounts as of December 31, 2007 is $0.

Accounts receivable amounted to $887 as of December 31, 2007, and are included with other current assets in the accompanying financial statements.

Inventory

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis. The Company continually assesses the appropriateness of inventory valuations giving consideration to slow-moving, non-saleable, out-of-date or close-dated inventory. As of December 31, 2007 the Company has $3,133 of inventory included in other current assets.

1. Organization and Summary of Significant Accounting Policies (Continued)

Property and Equipment

Property, equipment and software are stated on the basis of historical cost less accumulated depreciation.  Depreciation is provided using the straight-line method over the two to five year estimated useful lives of the assets.

Patents and Patent Expenditures

AMAR holds patent license agreements and holds patents that are owned by the Company. All patent license agreements remain in effect over the life of the underlying patents. Accordingly, the patent license fee is being amortized over 15-17 years using the straight-line method. Patent fees and legal fees associated with the issuance of new owned patents are capitalized and amortized over 15-17 years.  Amortization expense amounted to $13,970 and $12,380 for the years ended December 31, 2007 and 2006, respectively.

Long-lived Assets

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.  No impairment losses have been recorded since inception.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Revenue Recognition

Dietary supplement and interferon sales

Revenues for the dietary supplement sales are recognized when an arrangement exists, the price is fixed and it has been determined that collectibility is reasonably assured.  This generally occurs at the point when the goods are shipped to the customer.

1. Organization and Summary of Significant Accounting Policies (Continued)

Sublicense fee revenue

Sublicense revenue is calculated based on fees relating to a license.  Amarillo recognizes revenue on these sublicense fees in the month the revenue is generated by the licensee.

Royalty revenue

Royalty revenue is calculated based on royalty fees as a percent of net sales relating to a license.  Amarillo recognizes revenue on these royalty payments in the year the revenue is generated by the licensee.  Royalty revenue of $27,919 was reported in the year ended December 31, 2007 for HBL sales of Bimron to BioVet.

Research and Development

Research and development costs are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Net Loss Per Share

Net loss per share is based on the number of weighted average shares outstanding. The effect of warrants and options outstanding is anti-dilutive.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash and accounts receivable.

The Company has cash balances in a single financial institution which, from time to time, exceed the federally insured limit of $100,000.   No loss has been incurred related to this concentration of cash.

1. Organization and Summary of Significant Accounting Policies (Continued)

Other Concentrations

The Company and its sublicensees are reliant on a single, foreign supplier for its products.  The loss of this supplier could adversely affect the Company’s future revenues.  During 2007 the majority of revenue came from royalties from its foreign supplier and a sublicense fee from one of its sublicensees.  The loss of revenue from one these revenue sources could adversely affect the Company’s future revenues.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements.  This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.  Management is currently evaluating the impact SFAS No. 157 will have on the Company’s financial position, results of operations, and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB statement No. 115.” This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. If an entity elects the fair value option for a held-to-maturity or available-for-sale security in conjunction with the adoption of this Statement, that security shall be reported as a trading security under Statement 115, but the accounting for a transfer to the trading category under paragraph 15(b) of Statement 115 does not apply. Electing the fair value option for an existing held-to-maturity security will not call into question the intent of an entity to hold other debt securities to maturity in the future. This statement is effective as of the first fiscal year that begins after November 15, 2007.  The Company is currently analyzing the effects of SFAS 159 but does not expect its implementation will have a significant impact on the Company's financial condition or results of operations.

2. Property, Equipment and Software

Equipment is stated at cost and consists of the following at December 31, 2007:

Furniture and equipment	$58,528
Software	7,033
65,561
Less: accumulated depreciation	$14,098

Depreciation expense amounted to $4,813 and $2,798 for the years ended December 31, 2007 and 2006, respectively.

3. Notes Payable

The Company had an unsecured loan agreement with HBL (July 22, 1999), which called for HBL to loan the Company $3,000,000 to be advanced in three installments. One of these three notes was converted into stock as described below.  The annual interest rate on unpaid principal from the date of each respective advance was 4.5 percent, with accrued interest being payable at the maturity of the note. $1,000,000 was payable on or before December 3, 2007, or on or before the expiration of one (1) year after approval of the Company’s product by the FDA, whichever occurs first. This note has been extended and is payable on or before June 3, 2008, or on or before the expiration of one (1) year after approval of the Company's product by the FDA, whichever occurs first. The other $1,000,000 was payable on or before February 29, 2008, or on or before the expiration of one year after approval of the Company’s product by the FDA, whichever occurs first.  This note has been extended and is payable on or before August 28, 2008, or on or before expiration or on or before the expiration of one year after approval of the Company’s product by the FDA, whichever occurs first.   HBL will extend the notes to December 3, 2009 and February 28, 2010 respectively if $145,000 of accrued interest is paid on or before August 31, 2008.

On September 30, 1999, the Company entered into an agreement to convert debt with HBL regarding the above described note payable to HBL in the then principal amount of $1,000,000, the first loan installment having by then been advanced. On October 15, 1999, pursuant to the agreement to convert debt, HBL canceled the then note balance in exchange for 1,111,831 shares of common stock of the Company valued at the then market value of $0.9044 per share.  This stock conversion leaves the Company owing HBL a principal amount of $2,000,000 plus accrued interest.

The Company has a line of credit with Wells Fargo for $20,000, with interest at the prime rate plus 6.75 percent. There was an outstanding balance at December 31, 2007 of $1,915 which is included in accounts payable and accrued expenses. This line is used from time to time for purchases.

4. Manufacturing and Supply Agreements

The Company was a party to the following manufacturing and supply agreements at December 31, 2007:

The Company has a joint development and manufacturing/supply agreement with HBL (the Development Agreement), a major stockholder under which HBL will formulate, manufacture and supply HBL interferon for the Company or any sublicensee. In exchange, HBL is entitled to receive a transfer fee, specified royalties and a portion of any payment received by the Company for sublicense of rights under this agreement. The agreement further provides that the Company sublicense to HBL the right to market HBL interferon for oral use in humans and in non-human, warm-blooded species in Japan, in exchange for the Company receiving a royalty fee based on net sales. The Company is the exclusive agent for the development of
HBL interferon for non-oral use in humans and in non-human, warm-blooded species in North America, in exchange, HBL is entitled to receive a transfer fee based on units of interferon supplied and the agreement also provides that a royalty fee be paid to HBL.

As part of the license agreement with Atrix Laboratories, Inc. (executed September 7, 2001, terminated May 22, 2003) a second amendment to the Development Agreement was executed extending the Development Agreement to March 12, 2005 and will be renewed automatically for successive three-year terms. The current expiration date of the Development Agreement is March 12, 2011.

The Company has a supply agreement with HBL under which the Company gained an exclusive right to purchase and distribute anhydrous crystalline maltose for the treatment of dry mouth (xerostomia). This exclusive supply agreement is worldwide, excluding Japan.

5. License and Sublicense Agreements

The Company holds patent rights for which the Company has paid certain license fees under three license agreements. Under these agreements, the Company will pay the licensor a portion of any sublicense fee received by the Company with respect to the manufacturing, use or sale of a licensed product, as well as a royalty fee based on the net selling price of licensed products, subject to a minimum annual royalty.

A $7,500 minimum cash royalty was paid by the Company to Texas A&M University System during 2007. A $19,991 sublicense fee was paid to HBL in 2007 based on sublicense fee income earned by the Company during the year.  The Company has also entered into various sublicense agreements under which the Company is entitled to receive royalties based on the net sales value of licensed products.

6. Research Agreements

The Company contracts with third parties throughout the world to conduct research including studies and clinical trials. These agreements are generally less than one year in duration.  The Company plans to pay third parties approximately $120,000 to complete enrollment of 40 HIV+ patients in the oral warts Phase 2 clinical trials in 2008.

7. Common and Preferred Stock

The Company has 100,000,000 shares of voting common shares authorized for issuance and 10,000,000 shares of preferred stock authorized for issuance which is issuable in series. To date, no preferred stock has been issued.   The shareholders approved an increase in authorized shares from 50,000,000 to 100,000,000 in 2007. The Company has 40,118,673 shares of common stock outstanding and reserved for issuance upon exercise of options and warrants granted including 1,200,000 of options reserved but not issued for employee and director plans.

During 2007, the Company sold 4,087,155 unregistered shares of its voting common stock in private placement offerings.  Of these sales, 1,290,012 shares were sold for $0.45 per share; 97,143 shares were sold for $0.35 per share; and 2,700,000 shares were sold for $0.20 per share: generating $1,154,506 in cash.

During 2007, the Board of Directors authorized the issuance of 200,000 shares of restricted common stock to consultants in lieu of cash payments. Based upon the common stock trading price at the times of issuance, and FASB rules, a non-cash consulting expense of $166,000 was recorded for the issuance of these shares during the year ended December 31, 2007.

During the years ended December 31, 2007 and 2006, finder’s fees paid related to private placements of stock totaled $34,950 and $120,850, and are included as general and administrative expenses in the accompany statements of operations.

8. Stock Options and Warrants

The Company has three stock option plans: the 1996 Employee Stock Option Plan (1996 Employee Plan), the 2006 Employee Stock Option and Stock Bonus Plan (2006 Employee Plan) and the Outside Director and Advisor Stock Option Plan (Director Plan).

The 1996 Employee Plan has authorized the grant of options to employees for up to 590,000 shares of the Company’s common stock. All options granted have five to ten year terms and become exercisable over a four to five year period. The option price is equal to 100% to 110% of the fair value of the common stock on the date of grant depending on the percentage of common stock owned by the optionee on the grant date.

8. Stock Options and Warrants (Continued)

The 2006 Employee Plan has authorized a maximum of 500,000 shares of the Company’s common stock to be issued or reserved. During 2006, 300,000 shares under this plan were issued to an employee of the Company. The plan shall remain in effect until the end of the Company’s fiscal year 2011. Options granted under the plan have a ten-year term and become exercisable over a five-year period. The option price is equal to 100% of the fair value of the common stock on the date of grant.

The Director Plan allows options to purchase a maximum of 410,000 shares of the Company's common stock to be granted to outside directors and scientific advisors to the Company at an exercise price equivalent to 100% of the fair market value of the common stock on the date of grant. These are ten-year options and become exercisable over a period of five years.

During 2006, the Company issued 945,500 options to consultants to purchase restricted common stock in exchange for consulting services and recognized $737,862 expense related to these options.  During 2007, the Company issued 1,600,000 options to consultants and 10,000 options to an Scientific Advisory Committee member and recognized $644,723 expense related to these options.

During 2006, the Company issued 1,200,000 options to employees of the Company. These options vest over the next four years. The Company recognized $113,656 expense in 2006 and $234,939 expense in 2007 related to these options.  The remaining cost expected to be recognized if these options vest is $626,726.  No options were issued to employees during 2007.

During 2006, a former Director received 547,216 shares of common stock from the cashless exercise of 864,125 options.  The stock is restricted from selling for one year.  During 2007, two Directors and two employees received 171,853 shares of common stock from the cashless exercise of 214,000 options.

During 2006, a consultant exercised 250,000 options at $0.10 per share for cash.  A Board member exercised 20,000 options at $0.27 per share.  An investor exercised 30,000 warrants at $0.15 per share and 50,000 warrants at $0.06 per share.  During 2007, consultants exercised 350,000 options at $0.20 per share for cash.  A Board member exercised 20,000 options at $0.27 per share.   Employees exercised 90,486 shares at $0.06, 10,000 shares at $0.23 and 25,000 shares at $0.44.  A former employee exercised 4,000 shares at $0.44.  An investor exercised 30,000 warrants at $0.22 per share.

8. Stock Options and Warrants (Continued)

A summary of the Company's stock option activity and related information for the years ended December 31 is as follows:

	2007		2006
	Options	Price	Options	Price
Outstanding Beg of Year	8,589,237	$0.06-4.00	6,920,862	$0.06-5.00
Granted	1,610,000	0.20-0.40	2,825,500	0.10-0.87
Cancelled	(292,339)	0.44-4.00	(23,000)	0.42-5.00
Exercised	(713,486)	0.06-0.44	(1,134,125)	0.10-0.51
Outstanding End of Year	9,193,412	0.20-0.87	8,589,237	0.06-4.00
Exercisable End of Year	7,773,412	0.20-0.87	7,709,237	0.06-4.00

Options reserved for employee and director plans but not issued (1,200,000) are not included in the table above.

Exercise prices for options outstanding as of December 31, 2007 ranged from $0.20 to $0.87.  The weighted-average remaining contractual life of those options is 2.45 years.

A summary of the Company's stock warrant activity and related information for the years ended December 31 is as follows:

	2007		2006
	Warrants	Price Range	Warrants	Price Range
Outstanding Beg of Year	290,000	$0.22-2.00	282,000	$0.06-1.75
Granted	-	-	200,000	2.00
Cancelled	-	-	(112,000)	1.75
Exercised	(30,000)	0.22	(80,000)	0.06-0.15
Outstanding End of Year	260,000	0.47-2.00	290,000	0.22-2.00
Exercisable End of Year	260,000	0.47-2.00	290,000	0.22-2.00

The weighted-average remaining contractual life of the warrants outstanding at December 31, 2007 is 1.27 years.

9. Employee Benefit Plan

The Company has a simplified employee pension plan (the Plan), which is a contributory plan that covers all employees of the Company. Contributions to the Plan are at the discretion of the Company. The plan expense for the years ended December 31, 2007 and 2006, were $0, and $0, respectively.

10. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. The Company’s deferred tax asset of approximately $8,000,000 and $7,400,000 at December 31, 2007 and 2006 respectively, was subject to a valuation allowance of $8,000,000 and $7,400,000 at December 31, 2007 and 2006 respectively, because of uncertainty regarding the Company’s ability to realize future tax benefits associated with the deferred tax assets. Deferred tax assets were comprised primarily of net operating loss carryovers under the cash method of accounting used by the Company for federal income tax reporting.

At December 31, 2007, the Company has net operating loss carryforwards of approximately $23,509,000 for federal income tax purposes expiring in 2008 through 2027. The ability of the Company to utilize these carryforwards may be limited should changes in stockholder ownership occur.

The difference between the reported income tax provision and the benefit normally expected by applying the statutory rate to the loss before income taxes results primarily from the inability of the Company to recognize its tax losses.

11. Commitments and Contingencies

Lease commitment

During 2006, the Company entered into an operating lease agreement for its offices in Amarillo, TX.  The lease for 3,675 square feet is for a period of 24 months commencing in January 2007.  Minimum lease payments under this operating lease are $44,400 for 2007 and 2008.  The Company has no material lease obligations beyond December 2008.

Minimum Royalties

The agreement with Texas A&M University requires the Company to make minimum annual royalty payments of $7,500 through 2019.

Clinical Trial Costs

Thirteen clinical investigation sites are participating in an oral interferon treatment of oral warts in HIV+ patients FDA Phase 2 study in Augusta (GA), Baltimore, Boston, Chicago, Dallas, Ft. Lauderdale, Lexington (KY), Newark, New Orleans, New York City, Philadelphia, San Antonio and San Francisco.   The Company estimates the clinical trial costs for the oral warts Phase 2 study to be approximately $305,000 in 2008.

11. Commitments and Contingencies (Continued)

Litigation

The Company is not a party to any litigation and is not aware of any pending litigation or unasserted claims or assessments as of December 31, 2007.

12. Related Party Transactions

The Company has relied significantly on HBL, the largest shareholder of the Company, for a substantial portion of its capital requirements. Pursuant to the Development Agreement previously described, HBL advanced $9,000,000 for funding of research. In addition, HBL has purchased substantial amounts of the Company’s common stock from time to time, to the point where it now owns 10.58% of the issued and outstanding shares of common stock of the Company.

HBL and the Company are parties to various license and manufacturing and supply agreements pursuant to which the Company licenses certain technology to or from HBL. HBL supplies formulations of its interferon alpha and other products to the Company at contractual prices. The Company pays HBL a 12% royalty on the first $100 million of interferon alpha net sales and a 10% royalty on additional net sales.

Additionally, the Company is obligated to pay HBL a percentage of sublicense fee income the Company receives.  There were no sales of interferon alpha and no royalty payments made to HBL in 2007.  A $19,991 sublicense fee to HBL was recorded in 2007.

During 2007 and 2006, the Company purchased $0 and $8,240 of interferon alpha and other products from HBL, respectively.  The Company paid HBL 50% of sublicense fees of $19,991 in 2007 and $19,993 in 2006.  At December 31, 2007 and 2006 the Company did not have any outstanding amounts owed to HBL for purchases of interferon alpha or other products.

HBL is obligated to pay the Company a 8% royalty on sales of oral interferon in Japan.  The Company received $27,919 of royalties in 2007 from HBL animal health sales of oral interferon.

During 2007, the Company engaged the law firm of SandersBaker, P.C.  Mr. Edward Morris, Secretary of the Company, is a partner in that firm. The Company was invoiced $59,387 during 2007 for legal services rendered by SandersBaker.

13.  Subsequent Events

Since December 31, 2007, the Company has sold 1,000 shares of convertible preferred stock for $1,000 per share in a private placement offering; generating gross proceeds of $1,000,000 and net proceeds of $841,500, excluding commissions, estimated registration costs and closing costs.   The convertible preferred stock is convertible into 4,000,000 shares of common stock.  The investor also received 5 year warrants to purchase 4,000,000 shares of common stock at $0.30 per share. The investment banker was paid a commission of $80,000 plus received 5 year warrants to purchase 640,000 shares of common stock at $0.30 per share. The Company is required to register with the SEC the common stock reserved for preferred stock and warrants on or before April 25, 2008.

On January 8, 2008, an employee received a $2,500 cash bonus and a $2,500 stock bonus (7,575 shares) as an award for closing the above $1 million funding.

On January 4, 2008, 100,000 options with 25,000 options vesting quarterly were issued to two consultants with exercise prices at market ($0.35) and 2 year terms.

On January 10, 2008, the Company paid HBL $200,000 of accrued interest for two $1,000,000 notes.  HBL extended the notes from December 3, 2007 and February 29, 2008 to June 3, 2008 and August 28, 2008.  HBL will extend the notes to December 3, 2009 and February 28, 2010, respectively, if $145,000 of accrued interest is paid on or before August 31, 2008.

On February 22, 2008, the Company entered into a 1 year consulting agreement to provide investor relations, public relations and shareholder relations services.  The Company may terminate the agreement the remaining 9 months of services by giving notice on or before May 22, 2008.  The Company agreed to pay the Consultant $30,000 plus a common stock grant of 90,000 shares for the first 3 months and if the agreement is continued the remainder of the term, an additional $7,500 per month for 8 months plus a common stock grant for 270,000 shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders.  The estimated expenses of issuance and distribution are set forth below.

Registration Fees	$125
Costs of Printing and Engraving	1,000	*
Legal Fees	33,725	*
Accounting Fees	3,265	*

Total Estimated Costs of Offering	$38,115	*
* Estimate

Item 14.	Indemnification of Directors and Officers

Art. 2.02-1 of the Texas Business Corporation Act allows a corporation to indemnify any officer, director, employee or agent who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer, or only for reasonable expenses actually incurred in connection with the proceeding if the person is found liable on the basis that personal benefit was improperly received by him or is found liable to the corporation, if:

·         there was no breach by the officer, director, employee or agent of his or her fiduciary duties to the corporation involving intentional or willful misconduct; or

·     the officer, director, employee or agent acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article IV of our By-Laws provides for indemnification of our current or former directors and officers or any person who may have served at request as a director or officer of another corporation in which it owned shares of capital stock or of which it is a creditor. Such indemnification extends to liabilities imposed upon the director or officer and expenses reasonably incurred by him in connection with any claim made against him, or any action, suit or proceeding to which he may be a party by reason of his being, or having been such director or officer, and against such sums as independent counsel selected by the Board of Directors shall deem reasonable payment made in settlement of any such claim, action, suit or proceeding primarily with a view of avoiding expenses of litigation; provided, however, that no director or officer shall be indemnified with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty, or with respect to any matters which shall be settled by the payment of sums which counsel selected by the Board of Directors shall not deem reasonable payment made primarily with a view to avoiding expenses of litigation, or with respect to matters for which such indemnification would be against public policy.

The Officers and Directors do not have indemnification agreements with the Company. The Company does have $5,000,000 of Directors and Officers Liability Insurance, which it will use to indemnify such directors and executive officers, to the extent permitted by our By-Laws or the laws of the State of Texas, against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any actual or threatened action or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact that such person is or was a director or officer of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Amarillo Biosciences, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities

During 2005 there were 32 sales of our unregistered common stock by private placement, raising $850,014 in cash. Of these sales, 1,380,000 shares were sold for $0.10 per share; 3,435,000 shares were sold for $0.20 per share; and 113,700 shares were sold for $0.22 per share.

In 2005, we issued 37,994 unregistered shares of its voting common stock as payment for consulting services performed in 2005. Valuation of the stock granted ranged from $0.29 to $0.4467 per share which generated a value of $13,211. We issued an additional 450,000 options to consultants to purchase restricted common stock in exchange for consulting services. The options are as follows, 250,000 at $0.01 per share, and 200,000 options at $0.05 per share. These options were exercised and the fair market value of the stock sales were stated; 250,000 shares for $0.01 per share, generating $2,500 in cash and $77,500 in non-cash consulting services; and 200,000 shares for $0.05 per share, generating $10,000 in cash and $60,000 in non-cash consulting services.

In 2006, we issued 945,500 options to consultants to purchase restricted common stock in exchange for consulting services and recognized $737,862 expense related to these options.

In September 2006, we issued 1,200,000 options to our employees. These options vest over the next four years. We have recognized $348,595 expense related to these options as of December 31, 2007. The remaining cost expected to be recognized if these options vest is $626,726.

In September 2006, a former Director received 547,216 shares of common stock from the cashless exercise of 864,125 options. The stock is restricted from selling for one year.

In 2006, we sold 3,344,917 unregistered shares of its voting common stock in private placement offerings, generating $1,550,085 in cash. Of these sales, 671,300 shares were sold for $0.20 per share; 200,000 shares were sold for $0.38 per share; 33,617 shares were sold for $0.47 per share; 600,000 shares were sold for $0.52 per share; and 1,840,000 shares were sold for $0.55 per share.

In 2006, the Board of Directors authorized the issuance of 87,309 shares of restricted common stock to consultants in lieu of cash payments. Based upon the common stock trading price at the times of issuance, and FASB rules, a non-cash consulting expense of $49,835 was recorded for the issuance of these shares during the year ended December 31, 2006.

In May 2006, we granted 300,000 shares of stock to an employee of the Company with a fair value of $216,000.

In July 2006, we applied the balance of a $25,000 note payable towards the purchase of 45,455 shares of restricted common stock. Because the exchange ratio assumed a discounted share price, we recorded at loss on retirement of debt in the amount of $13,637 in conjunction with this transaction.

In 2007, we completed private equity financing by selling 4,087,155 restricted shares of common stock at a discount to 45 investors, generating $1,154,506 in cash.

In June 2007, we issued 500,000 stock options for services with an exercise price of $0.20 per share, vesting immediately, and exercisable for 3 months. In September 2007, these options were extended until November 2007.

In July 2007, we issued 1,000,000 stock options for services with an exercise price of $0.20 per share and vest immediately, exercisable for 12 months.

In July 2007, 10,000 stock options vested for services with an exercise price of $0.72 per share.

In July 2007, we granted a five year stock option to purchase 10,000 shares of stock at the strike price of $0.40 to a Scientific Advisory Board member. The Scientific Advisory Board member released a stock option to purchase 5,000 shares of stock at the strike price of $4.00 with term expiring on October 17, 2007.

In 2007, 743,486 options and warrants were exercised, 90,486 options at $0.06, 350,000 options at $0.20, 30,000 warrants at $0.22, 10,000 options at $0.23, 20,000 options at $0.27, and 29,000 options at $0.44. In addition, 214,000 options were exercised cashless and 171,853 shares of stock were granted.

In 2007, 200,000 shares of common stock were issued to consultants in lieu of cash payments. We recognized $166,000 of expense for this issuance.

In January 2008, we entered into agreements with Firebird Global Master Fund, Ltd.  for the sale of  1,000 shares of our Series A Preferred Stock, which is convertible into 4,000,000 shares of common stock, and warrants to purchase an additional 4,000,000 shares of common stock at $0.30 per share. We also issued to MidSouth Capital Markets Group, Inc. (“MidSouth”), the selling/placement agent in the private placement, warrants to purchase 640,000 shares of our common stock on the same terms and conditions as the warrants issued to Firebird. The warrants were issued to MidSouth pursuant to an agreement entered into with MidSouth in September 2007 to engage MidSouth to act as our placement agent in connection with a future private placement. Pursuant to the agreement, MidSouth was to receive for its services a warrant to purchase shares of our common stock equal to 8% of the number of common shares to be issued on an as converted basis in the private placement, with an exercise price of $.30 per share and exercisable for 5 years from the date of issuance.

On April 1, 2008, we issued Firebird Global Master Fund, Ltd. 84,198 shares of common stock, as a dividend on the Series A Preferred Stock., valued at $23,005. The price of the common stock was calculated at 90% of the average of the 2 lowest VWAP (volume weighted average price) for the 5 trading days prior to the dividend payment due date. Dividends on the Series A Preferred Stock, at the rate of 10% per annum, payable in cash or common stock in the discretion of the Company, are due quarterly on January 1, April 1, July 1 and October 1 beginning on the first such date after the original issue date (January 8, 2008).

In January 2008, Joe Cummins received a $2,500 cash bonus and a $2,500 stock bonus (7,575 shares) as an award for closing the above $1 million funding with Firebird Global Master Fund, Ltd.

In January 2008, 100,000 options with 25,000 options vesting quarterly were issued to two consultants with exercise prices at market ($0.35) and 2 year terms.

In February 2008, the company entered into a 1 year consulting agreement to provide investor relations, public relations and shareholder relations services. The Company may terminate the agreement the remaining 9 months of services by giving notice on or before May 22, 2008. The Company agreed to pay the Consultant $30,000 plus a common stock grant of 90,000 shares for the first 3 months and if the agreement is continued the remainder of the term, an additional $7,500 per month for 8 months plus a common stock grant for 270,000 shares.

In connection with the foregoing, we relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act, and transfer was restricted by Amarillo in accordance with the requirements of the Securities Act of 1933. All of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Item 16.	Exhibits

Exhibit Footnote	Exhibit Number	Description of Document
(2)	3.1	Restated Articles of Incorporation of the Company, dated June 22, 1999.
(1)	3.2	Bylaws of the Company.
(5)	3.3	Certificate of Designations of Series A 10% Convertible Preferred Stock.
(1)	4.1	Specimen Common Stock Certificate.
(1)	4.2	Form of Underwriter’s Warrant.
(5)	4.3	Form of Series A Common Stock Purchase Warrant, dated January 8, 2008, between the Company and Firebird Global Master Fund, Ltd.
(9)	5.1	Opinion of Sichenzia Ross Friedman Ference LLP.
(2)	10.1	1996 Employee Stock Option Plan, amended and restated.
(2)	10.2	Outside Director and Advisor Stock Option Plan, amended and restated.
(9)	10.3	2006 Employee Stock Option and Stock Bonus Plan.
(9)	10.4	Office/Warehouse Lease Agreement dated December 22, 2006, between Wild Pony Holdings, L.P. and the Company.
(1)	10.5	Joint Development And Manufacturing/Supply Agreement dated March 13, 1992, between Hayashibara Biochemical Laboratories, Inc. and the Company.
(3)	10.6	License and Supply Agreement dated January 18, 2006, between Bumimedic (Malaysia) SDN. BHD., and the Company.
(4)	10.7	Employment Contract dated March 13, 2006, between Gary W. Coy and the Company.
(4)	10.8	Employment Contract dated October 10, 2006, between Martin J. Cummins and the Company.
(4)	10.9	Employment Contract dated September 10, 2006, between Joseph M. Cummins and the Company.
(4)	10.10	Supply Agreement (Anhydrous Crystalline Maltose) dated October 16, 2006, between Hayashibara Biochemical Laboratories, Inc. and the Company
(4)	10.11	License and Supply Agreement dated November 16, 2006, between CytoPharm, Inc. and the Company.
(9)	10.12	Engagement Letter dated September 22, 2007, between MidSouth Capital Markets Group, Inc. and the Company.
(6)	10.13	Securities Purchase Agreement dated January 8, 2008, between the Company and Firebird Global Master Fund, Ltd.
(5)	10.14	Registration Rights Agreement dated January 8, 2008, between the Company and Firebird Global Master Fund, Ltd.
(7)	10.15	Amendment No. 1 to the Securities Purchase Agreement dated February 14, 2008, between the Company and Firebird Global Master Fund, Ltd.
(7)	10.16	Amendment No. 1 to the Registration Rights Agreement dated February 14, 2008, between the Company and Firebird Global Master Fund, Ltd.
(8)	10.17	Supply Agreement, dated March 20, 2008, between the Company and CytoPharm, Inc.
(8)	10.18	Employment Contract, dated April 15, 2008, between the Company and Peter Mueller
	10.19	Stock Option Agreement, dated July 18, 2007, between the Company and Commonwealth Assocaties
	10.20	Consulting Agreement, dated July 18, 2007, between the Company and Commonwealth Associates
	10.21	Stock Option Agreement, dated June 21, 2006, between the Company and Teel Bivins
	10.22	Consulting Agreement, dated April 21, 2006, between the Company and April 21, 2006
	10.23	Investor Direct Marketing Services Agreement, dated June 26, 2006, between the Company and Marks Value Partners LLC
	10.24	Warrant Agreement, dated June 27, 2006, between the Company and Marks Value Partners, LLC
	10.25	Engagement Letter, dated November 3, 2006, between the Company and MidSouth Capital, Inc.
	23.1	Consent of LBB & Associates Ltd., LLP, Independent Registered Public Accounting Firm.
	23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1).

(1)	Filed as an exhibit to the Company’s Registration Statement on Form SB-2 (No. 333-4413) filed with the SEC on May 23, 1996 and incorporated herein by reference.

(2)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB filed with the SEC on August 12, 1999 and incorporated herein by reference.

(3)	Filed as an exhibit to the Company’s Annual report on Form 10-KSB filed with the SEC on April 3, 2006 and incorporated herein by reference.

(4)	Filed as an exhibit to the Company’s Annual report on Form 10-KSB filed with the SEC on March 26, 2007 and incorporated herein by reference.

(5)	Filed as an exhibit to the Report on Form 8-K filed with the SEC on January 15, 2008 and incorporated herein by reference.

(6)	Filed as an exhibit to the Report on Form 8-K/A filed with the SEC on January 22, 2008 and incorporated herein by reference.

(7)	Filed as an exhibit to the Report on Form 8-K filed with the SEC on February 21, 2008 and incorporated herein by reference.

(8)	Filed as an exhibit to the Report on Form 8-K filed with the SEC on April 21, 2008 and incorporated herein by reference.

(9)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 (No. 333-150421) filed with the SEC on April 24, 2008.

Item 17.	Undertakings

A.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be singed on its behalf by the undersigned, thereunto duly authorized, in the city of Amarillo, in the State of Texas, on May 21, 2008.

AMARILLO BIOSCIENCES, INC.
A Texas corporation

By:	/s/ Joseph M. Cummins
Joseph M. Cummins
Its:	President, CEO and Chairman
(Principal Executive Officer)

By:	/s/ Gary W. Coy
Gary W. Coy
Its:	Chief Financial Officer
(Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

/s/ Joseph M. Cummins	May 21, 2008
Joseph M. Cummins
President, CEO and Chairman

/s/ Gary W. Coy	May 21, 2008
Gary W. Coy
Principal Financial and Accounting Officer

/s/ Stephen Chen *	May 21, 2008
Stephen Chen
Director

/s/ James Page *	May 21, 2008
James Page
Director

/s/ Dennis Moore *	May 21, 2008
Dennis Moore
Director

/s/ Thomas D’Alonzo *	May 21, 2008
Thomas D’Alonzo
Director

/s/ Thomas Ulie *	May 21, 2008
Thomas Ulie
Director

* By	/s/ Joseph M. Cummins
Joseph W. Cummins
Attorney-in-fact